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Exhibit 99.D.2

Financial Statements of the

Government of New Zealand

for the Year Ended 30 June 2003

ISBN 0-478-18252-X	Prepared and furnished to the House of Representatives in accordance with Part III of the Public Finance Act 1989

© Crown Copyright Reserved
ISBN 0-478-18252-X

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Contents

Statement of Responsibility	1
Ministerial Statement	2
Commentary on the Financial Statements	3
Overview	5
Financial Performance	5
Financial Position	10
Prior Year Comparison	13
Historical Information	15
Report of the Auditor-General	16
Financial Statements	18
Statement of Financial Performance	19
Statement of Cash Flows	21
Statement of Financial Position	23
Statement of Movement in Equity	26
Statement of Borrowings	27
Statement of Commitments	28
Statement of Contingent Liabilities and Contingent Assets	30
Statement of Segments	31
Statement of Accounting Policies	40
Notes to the Financial Statements	50
Additional Statements on Core Crown	83
Core Crown Cash Flows Reconciliation to Government Stock Issues	84
Statement of Unappropriated Expenditure, Expenses or Liabilities	86
Statement of Emergency Expenditure, Expenses or Liabilities	88
Statement of Trust Money	93
Supplementary Information	95
Crown Reporting Entity as at 30 June 2003	96
Information on Property, Plant and Equipment	98
State-owned Enterprises and Crown Entities	101

Statement of Responsibility

        These financial statements have been prepared by the Treasury in accordance with the provisions of the Public Finance Act 1989. The financial statements comply with generally accepted accounting practice.

        The Treasury is responsible for establishing and maintaining a system of internal control designed to provide reasonable assurance that the transactions recorded are within statutory authority and properly record the use of all public financial resources by the Crown. To the best of my knowledge, this system of internal control has operated adequately throughout the reporting period.

John Whitehead
Secretary to the Treasury

18 September 2003

        I accept responsibility for the integrity of these financial statements, the information they contain and their compliance with the Public Finance Act 1989.

        In my opinion, these financial statements fairly reflect the financial position of the Crown as at 30 June 2003 and its operations for the year ended on that date.

Hon Dr Michael Cullen
Minister of Finance

18 September 2003

Ministerial Statement

        The financial statements for the year ended 30 June 2003 show an operating balance surplus result of $2 billion.

        The OBERAC (operating balance excluding revaluations and accounting policy changes) was $5.6 billion compared with $2.8 billion last year. This reflects continued economic growth during a period of international slowdown and the Government remaining true to its fiscal strategy.

        The $5.6 billion OBERAC was $1.5 billion higher than Treasury forecasts in the 2003 Budget Economic and Fiscal Update. In addition, gross sovereign-issued debt has tracked down to 28.3%, which is below our long-term fiscal objective of gross debt below 30% of GDP and is the lowest it has been since 1971.

        The Government continues to meet its fiscal targets: running budget surpluses sufficient to address infrastructural needs while also making contributions to the New Zealand Superannuation Fund.

        The stronger than expected results, if maintained and if other conditions permit, auger well for the government to deliver on the assistance package to low and middle income families and incentives to assist people move from welfare to work signalled in the budget speech.

        However, this government has and will continue to manage the Crown's overall finances in a prudent and responsible manner. While the shift in actual outturn since the budget is in a positive direction, our overall fiscal strategy is to maintain a cautious fiscal stance with sufficient headroom to provide a buffer against forecast changes or unanticipated events.

Hon Dr Michael Cullen
Minister of Finance

18 September 2003

Commentary on the
Financial Statements

Format of the Financial Statements

        As signalled since the 2002 Budget, the Crown financial statements have been prepared on a basis that is different from the past. From 1 July 2002, the financial statements include the full line-by-line combination of state-owned enterprises (SOEs) and Crown entities (except tertiary education institutions (TEIs)—refer page 60). Previously the financial statements only combined the net surplus of SOEs and Crown entities in the operating balance and net investment/net worth in the balance sheet. The Offices of Parliament have been removed from the financial statements.

Pre 1 July 2002 presentation

        The previous presentation showed:

  •
  Core Crown expenses and revenues with net SOE and Crown entity results

  •
  Core Crown assets, liabilities, net Crown debt, gross Crown debt and net worth. The Crown balance sheet only included the net investment in SOEs and Crown entities.

New (and now current) presentation

        The current presentation shows the three institutional forms of:

  •
  "Core Crown" (previous information on revenues and expenses less GST on Crown expenses plus inclusion of full GSF numbers)

  •
  SOE revenues, expenses, assets, and liabilities

  •
  Crown entity revenues, expenses, assets, and liabilities. TEIs are combined as they have been previously (ie, their net surplus and net investment (not revenues, expenses, assets and liabilities)).

        The sum of these three segments (less internal transactions) is the "total Crown". The core Crown is different from the previous presentation owing to the removal of GST on Crown expenses and the inclusion of the full accounts of the GSF.

        These financial statements result in new formats. While little of the previous information is lost, a richer picture is available of the whole-of-Crown activity.

        Key indicators of the operating balance, net worth and gross sovereign-issued debt are essentially the same as previous indicators. A number of new indicators are available and some of the existing indicators have altered due to changes in GST treatment. Moreover, there is new information, such as the Statement of Segments (reporting by institutional groupings of "core Crown", SOEs and Crown entities).

Comparative Budget Information

        The forecast information presented in the 2002 and 2003 Budget Economic and Fiscal Updates presumed that the TEIs would be combined on a line-by-line basis. It was noted in previous publications that the combination treatment of TEIs was an issue still to resolve. The combination treatment adopted in these financial statements is to equity account for the TEIs net surpluses and net investment and not the TEI revenues, expenses, assets and liabilities on a line-by-line basis.

        To ensure that valid comparisons can be made, the financial statements contain reclassified 2002 and 2003 forecast information. The classification has reduced previously presented forecast information on total Crown revenues and expenses and replaced the removed revenues and expenses with the net surplus of TEIs, and reduced total Crown assets and liabilities and replaced them with the net investment in TEIs.

        The previously presented forecasts of the operating balance, core Crown information, debt indicators and net worth are unchanged as a result of the combination approach for TEIs.

Overview

        The Crown financial statements show:

	30 June 2003		30 June 2003		30 June 2002
$ million	Actual	Ratio to GDP%	Estimated actual forecast	Ratio to GDP%	Actual	Ratio to GDP%
Operating balance	1,966	1.5%	1,361	1.1%	2,391	1.9%
OBERAC	5,580	4.4%	4,041	3.1%	2,751	2.2%
Net worth	23,781	18.6%	20,291	15.8%	18,820	15.3%
Total Crown debt	38,285	30.0%	37,711	29.4%	36,564	29.7%
Gross sovereign-issued debt	36,086	28.3%	35,015	27.3%	36,202	29.4%
Net core Crown debt	16,579	13.0%	17,922	14.0%	17,770	14.4%

        (The basis for calculating GDP ratios is actual GDP to March 2003 plus the Treasury forecast GDP for the June quarter)

  •
  a $2.0 billion (1.5% of GDP) operating balance surplus and an OBERAC(1) of $5.6 billion (4.4% of GDP). The operating balance was lower than the OBERAC because of large liability valuation increases of $3.3 billion. The OBERAC was $1.5 billion higher than forecast due mainly to higher tax revenues (around $0.4 billion), lower core Crown expenses (around $0.4 billion) and higher Crown entity surpluses (around $0.6 billion)

(1)
The OBERAC is a fiscal indicator that removes revaluation movements and accounting policy changes. The OBERAC is not a measure of the controllable portion of the operating balance. As such it does not isolate aspects of the operating balance (such as tax revenue and unemployment benefits) that arise from cyclical factors.

•
the OBERAC of $5.6 billion was higher than last year's $2.8 billion (2.2% of GDP), reflecting:

•
growth in taxation revenue of 9.9%, which has been driven by growth in wages, employment, corporate profits and consumption

•
growth in core Crown expenses (excluding liability valuation movements) of 6.3%, largely reflecting the additional policy spending introduced in the 2002 Budget (consistent with the Government's spending intentions), benefit indexation and some increase to demand-driven forecasts in areas such as education

•
the $5.6 billion OBERAC corresponds to $4.8 billion in core Crown cash flows, which were used to fund core Crown capital spending of $3.6 billion (including an allowance of $1.2 billion to the New Zealand Superannuation Fund), leaving a $1.2 billion cash position from the current year's operations

•
an increase of $1 billion in gross sovereign-issued debt compared with forecast due to earlier-than-anticipated borrowing to fund foreign currency reserves and a change in disclosure that grosses up certain debt swaps and other debt instruments (as well as financial assets) that were previously netted off. Net Crown debt was lower than forecast by $1.3 billion primarily due to higher-than-forecast cash flows from operations and lower-than-forecast purchases of physical assets

•
net worth has increased $5 billion from last year, reflecting the operating balance of $2 billion and revaluations of physical assets of around $3 billion.

Financial Performance

        This section compares the actual 2002/03 financial performance with the 2003 Budget estimated actual forecast and the 2002 Budget original forecast (both reclassified for equity accounting of TEIs).

        The operating balance was $605 million higher than the 2003 estimated actual forecast. The following table provides a breakdown of the composition of the operating balance at a total Crown level (eg, revenues and expenses include those of all entities, including SOEs and Crown entities (except TEIs)).

$ million	Actual	Estimated actual forecast	Variance against estimated actual	2002 Budget forecast	Variance against 2002 Budget forecast
Revenue
Taxation revenue	39,785	39,390	395	37,902	1,883
Levies, fees, fines & penalties	2,763	2,618	145	2,454	309
Other revenue	14,479	12,485	1,994	12,334	2,145

Total Revenue	57,027	54,493	2,534	52,690	4,337
Expenses
Functional expenses	49,292	48,320	972	47,670	1,622
Finance and FX movts	2,631	2,425	206	2,525	106
GSF and ACC liability movts	3,301	2,412	889	263	3,038

Total Expenses	55,224	53,157	2,067	50,458	4,766
Net surplus of TEIs	151	74	77	68	83
Minority interest	12	(49)	61	(12)	24

Operating Balance	1,966	1,361	605	2,288	(322)

        The total Crown results can be broken down into three institutional segments. The following table is a summary of the information shown on pages 34 to 38.

$ million	Core Crown	Crown entities	State-owned enterprises	Inter-segment eliminations	Total Crown
Revenue
June 2003 actual	43,624	17,860	9,489	(13,946)	57,027
Estimated actual forecast	42,612	17,136	8,522	(13,777)	54,493

Variance	1,012	724	967	(169)	2,534
Expenses
June 2003 actual	41,749	18,134	9,073	(13,732)	55,224
Estimated actual forecast	41,234	17,739	7,753	(13,569)	53,157

Variance	515	395	1,320	(163)	2,067
TEI Surplus and Minority Interest
June 2003 actual	—	151	12	—	163
Estimated actual forecast	—	74	(49)	—	25

Variance	—	77	61	—	138
Operating Balance
June 2003 actual	1,875	(123)	428	(214)	1,966
Estimated actual forecast	1,378	(529)	720	(208)	1,361

Variance	497	406	(292)	(6)	605

        Overall, the operating balance variance compared with forecast was spread over each segment:

  •
  The core Crown segment was higher than forecast by $497 million, primarily due to higher tax revenue of $470 million and lower expenses; offset by the impact of higher liability valuations (GSF and NPF) of $443 million.

  •
  The Crown entity segment was higher than forecast by $406 million due to a higher collection of ACC levies, improved investment income gains and surpluses across other Crown entities; offset by a higher ACC liability valuation of $454 million.

  •
  SOEs were around forecast for underlying operating results, but due to devaluations on physical assets (aircraft and electricity distribution network) that impacted on the operating balance, they were less than forecast by $292 million overall.

        Further detail on major variances within the core Crown and Crown entities can be found in the following sections.

OBERAC details

        Reconciling the operating balance to the OBERAC for the year ended 30 June 2003:

	Actual	Estimated actual forecast	Variance against estimated actual	Variance explanation
	$m	$m	$m
Operating balance	1,966	1,361	605
Add back valuation items
Net GSF valuation movement	1,752	1,506	246
				The liability movement was higher than forecast due to a change in the average after-tax discount rate to 4.0% (4.1% 2003 Budget). This has been partially offset by improvements in international equity prices in the last quarter of the financial year reversing earlier investment losses.
ACC valuation movement	1,347	893	454	The liability movement was higher than forecast due to a change in the average discount rate to 5.5% (6.1% 2003 Budget) and an increase in the long-term Labour Cost Index to 2.3% (2.0% 2003 Budget).
National Provident Fund (NPF) Crown guarantee	197	—	197	The NPF liability has increased to the Crown, as the value of the NPF scheme assets has been affected by the overall decrease in equity markets between March 2002 and March 2003.
Physical assets' devaluations	269	—	269	Asset devaluations relating to Defence equipment, aircraft and the electricity distribution network. These are offset somewhat by recognition of conservation-related assets.
Other equity investment devaluations and currency exposure	49	281	(232)	Equity investment devaluations and associated currency exposure were lower than expected largely due to improvements in international equity prices in the last quarter of the year.
OBERAC	5,580	4,041	1,539	Higher tax revenue (around $0.4 billion) and lower core Crown expenses (around $0.4 billion) and higher Crown entity results of $0.6 billion (eg, ACC levies, transport Crown entities).

Core Crown variances

        Core Crown revenue was $1 billion higher than forecast. Tax revenue was $395 million higher than forecast ($470 million before eliminations with SOEs and other taxpaying entities in the reporting entity), mainly due to:

  •
  corporate tax, which was $235 million higher than forecast due to higher provisional tax revenue implying stronger than forecast profits in the current year

  •
  source deductions, which were $194 million higher than forecast due to growth in wages and employment.

        Investment income was higher by around $400 million (see GSF and finance costs explanations below).

        The total higher-than-forecast expenses of $515 million were made up of:

  •
  a higher gross GSF liability movement of $435 million (the net GSF liability was higher by $246 million as outlined in the OBERAC table the liability movement was partially offset by improvements in international equity prices), largely due to a change in the average after-tax discount rate to 4% from 4.1% and other scheme experience

  •
  the NPF guarantee liability increased by $197 million reflecting the impact of lower equity investment values from March 2002 to March 2003

  •
  other expenses, which were a net $117 million lower than forecast.

        Across the functional expenses, the major variances were:

  •
  finance costs, which were higher than forecast by $227 million largely as a result of a change in disclosure that increased both finance costs and interest income. Previously, net disclosure was applied in respect of certain swaps and forward exchange contracts

  •
  core government services, which was higher than forecast by $130 million due to a movement in the NPF Crown guarantee of $197 million partially offset by lower-than-forecast tax provisioning of around $60 million

  •
  education expenses, which were lower than forecast by $136 million largely due to lower provisioning of student loans and some timing delays

  •
  health expenses, which were lower than forecast by $85 million due to delays in implementing programmes which will be transferred into 2003/04

  •
  social welfare and economic and industrial expenses, which were lower by $47 million and $52 million respectively, largely due to lower benefit spending and lower unemployment programme-related costs.

Crown entities' surpluses

        Crown entities' surpluses were higher than forecast by $406 million due to:

  •
  a higher collection of ACC levies of around $165 million

  •
  improved net investment income gains (mainly in ACC and the Earthquake Commission (EQC)) of around $345 million, largely reflecting the improving global equity investment values in the last quarter of the year to 30 June 2003

  •
  higher surpluses of other Crown entities, for example Transit and Transfund (around $200 million), due in part to timing and spending on capital items rather than operating.

        These variances were offset by a higher ACC liability valuation of $454 million.

Comparison with 2002 Budget forecasts

        All of the items outlined above contributed to the variance against the 2002 Budget forecasts. There were a number of other significant influences driving the change in the operating balance since the 2002 Budget forecast. Tax revenue has increased significantly by around $2.1 billion. The increase was mainly due to:

  •
  source deductions, which were $635 million higher than forecast, largely reflecting higher growth in wages and employment

  •
  corporate tax, which was $652 million higher than forecast reflecting stronger company growth throughout 2002

  •
  goods and services tax, which was $339 million higher than forecast due to stronger-than-forecast consumer spending and residential investment

  •
  other indirect taxes (eg, excises, duties and motor vehicle fees), which were a net $179 million higher than forecast, largely reflecting higher consumption of tobacco and fuel.

        Within core Crown expenses, the GSF liability has increased by around $1.7 billion from that forecast in the 2002 Budget. Other core Crown expenses have increased for reasons outlined previously. The ACC liability has increased by around $1.3 billion, reducing Crown entity surpluses. Other influences offsetting the ACC liability movement are an increase in ACC levies and investment income and higher surpluses in other Crown entities such as Transit, Transfund and TEIs.

        The following table provides a breakdown of the movements from the budgeted results:

$ million	2003 Budget	2002 Budget
2002/03 Operating Balance per 2003 and 2002 Budgets	1,361	2,288
Core Crown Revenue Movements
Taxation revenue forecasts	470	2,064
Investment income	420	12
Other income	122	229

	1,012	2,305
Core Crown Expense Movements
Social security and welfare	47	71
GSF pension expenses	(435)	(1,740)
Health	85	94
Education	136	(199)
Core government services	(130)	(184)
Other functional expenses	89	(281)
Finance costs	(227)	(42)
Net foreign-exchange losses/(gains)	(80)	(118)
Forecast for future new spending	—	204

	(515)	(2,195)
Net SOE and Crown Entity Movements (after dividends)
Movement in ACC outstanding claims liability	(454)	(1,348)
Other movements in net surplus of SOEs and Crown entities	562	916

	108	(432)

Total Change	605	(322)

Operating Balance per 30 June 2003	1,966	1,966

Financial Position

        The Statement of Financial Position recording the Crown's assets, liabilities and net worth for the year ended 30 June 2003 was made up as follows:

$ million	Actual	Estimated actual forecast	Variance against estimated actual	2002 Budget forecast	Variance against 2002 Budget forecast
Financial assets	30,338	27,635	2,703	25,402	4,936
Property, plant and equipment	52,667	50,732	1,935	47,029	5,638
Other assets	16,846	14,476	2,370	13,663	3,183

Total Assets	99,851	92,843	7,008	86,094	13,757

Gross debt	38,285	37,711	574	37,947	338
GSF pension liability	13,857	13,422	435	11,659	2,198
ACC claims liability	9,155	8,701	454	7,806	1,349
Other liabilities	14,773	12,718	2,055	12,063	2,710

Total Liabilities	76,070	72,552	3,518	69,475	6,595

Net Worth	23,781	20,291	3,490	16,619	7,162

        The total Crown results can be broken down into three institutional segments. The following table is a summary of the information shown on pages 34 to 38.

$ million	Core Crown	Crown entities	State-owned enterprises	Inter-segment eliminations	Total Crown
Financial assets	23,029	10,947	2,016	(5,654)	30,338
Property, plant and equipment	17,450	25,253	9,964	—	52,667
Other assets	31,755	6,546	2,508	(23,963)	16,846

Total Assets	72,234	42,746	14,488	(29,617)	99,851

Gross debt	35,575	3,167	5,197	(5,654)	38,285
GSF pension liability	13,857	—	—	—	13,857
ACC claims liability	—	9,155	—	—	9,155
Other liabilities	9,804	3,598	2,663	(1,292)	14,773

Total Liabilities	59,236	15,920	7,860	(6,946)	76,070

Net Worth	12,998	26,826	6,628	(22,671)	23,781

        Compared with the 2002 actuals, net worth has increased $5 billion, due to revaluations of physical assets of $3 billion and the operating surplus of $2 billion. Since the 2003 estimated actual forecast, net worth has increased by the revaluations. The major contributors to the increase in the revaluation reserve were:

  •
  land and buildings of $2.1 billion spread across a number of asset portfolios including education, Defence Force, district health boards and Housing New Zealand Corporation

  •
  the state highway network of $0.4 billion due to movements in land values and price adjustments

  •
  land and buildings within the TEI investment of around $0.3 billion

  •
  other assets of around $0.2 billion, primarily National Library assets.

        Some of the large valuation increases are due to the requirements of Financial Reporting Standard 3: Accounting for property, Plant and Equipment (FRS3), which requires items of property, plant and equipment to be valued at fair value. This has required some properties to be revalued from an existing use valuation to a highest and best use valuation. This approach reduces subjectivity in the valuation process as it is less dependent on management intentions and increases the comparability of financial statements, as similar properties will be valued similarly, irrespective of how they are being used. A management benefit of this approach is to make more explicit to managers the cost associated with not making the best use of the property.

Gross Debt

        There are several debt indicators. The Government's long-term debt objective focuses on gross sovereign-issued debt below 30% of GDP.

$ million	Actual	Estimated actual forecast	Variance against estimated actual	2002 actual	2002 Budget forecast
Total Crown Debt	38,285	37,711	574	36,564	37,947
% of GDP	30.0	29.4	0.6	29.7	30.8
Gross Sovereign-Issued Debt	36,086	35,015	1,071	36,202	35,781
% of GDP	28.3	27.3	1.0	29.4	29.0
Net Core Crown Debt	16,579	17,922	(1,343)	17,770	20,595
% of GDP	13.0	14.0	(1.0)	14.4	16.7

        Gross sovereign-issued debt at 30 June 2003 was $36.1 billion, which was 28.3% of GDP and $1.1 billion above the 2003 estimated actual forecast. This was largely due to earlier-than-anticipated borrowing of US$550 million (around $950 million) to fund foreign currency reserves.

Figure 1.1—Core Crown debt

Source:    The Treasury

        In addition, there has been an impact from a change in disclosure that grosses up debt swaps and other debt instruments (as well as financial assets) that were previously netted off; offset by an increase in exchange rates since the 2003 Budget, decreasing gross debt by around $130 million. The total increase to gross debt is net debt neutral.

        Net core Crown debt was $16.6 billion, which was 13% of GDP and $1.3 billion below the 2003 estimated actual forecast. This largely reflects higher-than-forecast net cash flows from operations of around $650 million and lower-than-forecast purchases of physical assets of around $150 million. In addition, a higher-than-forecast cross holding of Government stock by the GSF of around $200 million further reduces presented net core Crown debt.

        Net core Crown debt has decreased from last year by around $1.2 billion, largely reflecting the improved cash position during 2003. Cash flows from core Crown operations have financed all capital spending. The reconciliation of core Crown cash flows to the issue of Government stock (refer page 86) outlines how cash has been applied to core Crown activity.

        In summary the OBERAC of $5.6 billion corresponds to $4.8 billion in core Crown cash flows, which were used to fund core Crown capital spending of $3.6 billion (including an allowance of $1.2 billion to the New Zealand Superannuation Fund), leaving a $1.2 billion cash position from the current year's operations.

Other balance sheet items

        Other key variances within the Statement of Financial Position include:

  •
  property, plant and equipment (physical assets) are higher than forecast and higher than last year, largely reflecting asset revaluations that have occurred as at 30 June 2003 (refer previous explanation of net worth increase)

  •
  both the net GSF liability and ACC liability have increased. The increases in the liabilities from forecast and last year's actual position have been largely driven by decreases in the interest rates used to discount the liabilities (a lower discount rate increases the liabilities). Notes 16 and 17 to the financial statements provide detailed information on the movements and the changes to the interest rates and other assumptions underpinning the estimates of the liabilities.

Prior Year Comparison

	30 June 2003 actual	30 June 2002 actual	Change	%
	$m	$m	$m
Statement of Financial Performance
Total taxation revenue	39,785	36,215	3,570	9.9
Other revenue	17,242	13,764	3,478	25.3

Total Revenue	57,027	49,979	7,048	14.1

Subsidies and transfer payments	15,107	14,820	(287)	(1.9)
Personnel expenses	11,620	10,695	(925)	(8.6)
Operating expenses	22,565	19,477	(3,088)	(15.9)
Finance costs	2,550	2,215	(335)	(15.1)
Net foreign-exchange losses/(gains)	81	(145)	(226)	(155.9)
Movement in total GSF liability	1,647	231	(1,416)	—
Movement in total ACC liability	1,654	360	(1,294)	(359.4)

Total Expenses	55,224	47,653	(7,571)	(15.9)

Net surplus of TEIs	151	78	73	93.6
Minority interest	12	(13)	(25)	(192.3)

Operating Balance	1,966	2,391	(425)	(17.8)
Statement of Financial Position
Property, plant and equipment	52,667	50,536	2,131	4.2
Financial assets	30,338	24,408	5,930	24.3
Other assets	16,846	13,116	3,730	28.4

Total Assets	99,851	88,060	11,791	13.4

Total debt	38,285	36,564	(1,721)	(4.7)
Other liabilities	37,785	32,676	(5,109)	(15.6)

Total Liabilities	76,070	69,240	(6,830)	(9.9)

Net Worth	23,781	18,820	4,961	26.4

        The 2002/03 operating balance was lower than the 2001/02 operating balance, mainly due to:

  •
  a $3,570 million (9.9%) increase in taxation revenue largely reflecting the impact of growth in wages, employment and consumption experienced during the financial year

  •
  an increase in other revenue largely because 2002/03 included the full year revenue of Air New Zealand Limited (last year there were only six months of information as acquisition was effective 1 January 2002)

  •
  total expenses, which were higher than 2001/02 due to the combined impact of additional policy spending on initiatives from the 2002 Budget, benefit indexation, and a full year of Air New Zealand Limited expenses. The GSF and ACC liability valuations were higher in 2002/03 by some $2.7 billion.

        Significant movements within total Crown functional expenses (refer information on page 25) were:

  •
  higher social security and welfare expenses of $1.8 billion (12%), largely due to the higher ACC liability valuation and annual benefit indexation

  •
  higher health expenses of around $0.5 billion (6%), driven primarily by increased funding to maintain and improve existing service levels and the impact of demographic increases

  •
  higher education expenses of around $0.9 billion (13% and $0.6 billion core Crown) due to increased funding provided in the 2002 Budget and the impact of demand-driven expenses (roll growth)

  •
  higher transport and communications expenses of around $1.7 billion largely due to a full year of Air New Zealand Limited expenses being included in 2002/03 (the acquisition date of 1 January 2002 meant only six months of results were included in 2001/02)

  •
  higher economic and industrial services expenses of around $0.6 billion due to the electricity SOEs incurring higher costs due to high spot prices for electricity (offset entirely by higher revenue as they also sold electricity at higher spot prices).

        Net worth significantly improved from 2001/02 by $5 billion, reflecting the operating balance of $2 billion for 2002/03 and revaluations of property, plant and equipment of $3 billion.

        Total Crown debt has increased by $1.7 billion for two reasons. The cross-holding of Government stock held by the GSF has decreased by around $1 billion (because it has diversified its portfolio into other investments), which increases reported debt as the GSF's holdings are now held in the private sector. Secondly, the gross debt of SOEs has increased, primarily because of the use of debt to finance a number of asset acquisitions. In particular Meridian Energy Limited purchased an Australian company, Southern Hydro Pty Limited.

        Gross sovereign-issued debt has remained at the same level of just over $36 billion. The 2002/03 result includes some earlier-than-forecast borrowing to finance foreign-currency reserves.

        Net core Crown debt was $1.2 billion lower than the previous year primarily due to the residual cash impact from net cash flows (core Crown operating cash flows were higher than the outflows for the capital spending). The reconciliation of net core Crown cash flows from operations with net cash proceeds from domestic bonds outlines the variance in more detail (refer page 86).

Historical Information

	2003	2002	2001	2000	1999
	$m	$m	$m	$m	$m
Statement of Financial Performance
Tax revenue	39,785	36,215	34,744	32,248	30,525
Other revenue	17,242	13,764	10,762	9,309	11,460
Total Revenue	57,027	49,979	45,506	41,557	41,985
% of GDP	44.7%	40.5%	39.2%	38.2%	40.7%
Total Expenses	55,224	47,653	44,213	40,128	40,280
% of GDP	43.2%	38.6%	38.1%	36.9%	39.1%
Net surplus of TEIs	151	78	65	74	58
Minority interest	12	(13)	—	—	—
Operating Balance	1,966	2,391	1,358	1,503	1,763
% of GDP	1.5%	1.9%	1.2%	1.4%	1.7%
OBERAC	5,580	2,751	2,115	884	246
% of GDP	4.4%	2.2%	1.8%	0.8%	0.2%
Core Crown Revenue	43,624	39,907	38,005	34,891	34,899
Core Crown Expenses
Social security and welfare	13,907	13,485	13,207	12,883	12,889
GSF pension expenses	2,625	1,409	1,112	736	1,372
Health	7,501	7,032	6,660	6,146	5,875
Education	7,016	6,473	6,136	5,712	5,337
Core government services	1,780	1,540	1,798	1,642	1,634
Other	6,442	5,838	5,529	5,274	4,940
Finance costs	2,360	2,118	2,304	2,205	2,367
Net foreign exchange losses/ (gains)	118	75	(47)	(62)	(47)
Total Core Crown Expenses	41,749	37,970	36,699	34,536	34,367
Statement of Financial Position
Property, plant and equipment	52,667	50,536	45,954	43,609	42,102
Financial assets	30,338	24,408	21,848	19,921	19,659
Other assets	16,846	13,116	9,878	9,731	9,588
Total Assets	99,851	88,060	77,680	73,261	71,349
Total debt	38,285	36,564	34,760	34,759	35,833
% of GDP	30.0%	29.7%	29.9%	32.0%	34.8%
Other liabilities	37,785	32,676	31,457	29,919	29,494
Total Liabilities	76,070	69,240	66,217	64,678	65,327
Net Worth	23,781	18,820	11,463	8,583	6,022
% of GDP	18.6%	15.3%	9.9%	7.9%	5.8%
Net Core Crown Debt	16,579	17,770	17,021	19,167	19,414
% of GDP	13.0%	14.4%	14.6%	17.6%	18.8%
Gross Sovereign-Issued Debt	36,086	36,202	36,761	36,041	36,712
% of GDP	28.3%	29.4%	31.6%	33.1%	35.6%
GDP(1)	127,720	123,307	116,189	108,791	103,112

Report of the Auditor-General

To the Readers of the Financial Statements of the Government of New Zealand for the Year Ended 30 June 2003

        We have audited the financial statements on pages 24 to 93. The financial statements provide information about the past financial performance of the Crown (referred to in this report as the Government of New Zealand, or the Government) and its financial position as at 30 June 2003. This information is stated in accordance with the accounting policies as set out on pages 39 to 49.

Responsibilities of the Government

        Section 27 of the Public Finance Act 1989 requires the Treasury to prepare financial statements, in accordance with generally accepted accounting practice in New Zealand, that fairly reflect the financial position of the Government of New Zealand as at 30 June 2003 and the results of its operations and cash flows for the year ended on that date. Section 29 of the Public Finance Act 1989 places a responsibility on the Minister of Finance to form an opinion that those financial statements fairly reflect the financial position and operations of the Government for the reporting period.

Auditor's responsibilities

        Section 15 of the Public Finance Act 2001 and section 30 of the Public Finance Act 1989 requires the Auditor-General to audit the financial statements presented by the Government. It is the responsibility of the Auditor-General to express an independent opinion on the financial statements and report that opinion to you.

Basis of opinion

        An audit includes examining, on a test basis, evidence relevant to the amounts and disclosures in the financial statements. It also includes assessing:

  •
  the significant estimates and judgements made by the Government in the preparation of the financial statements; and

  •
  whether the accounting policies are appropriate to the circumstances of the Government, consistently applied and adequately disclosed.

        We conducted our audit in accordance with the Auditing Standards published by the Auditor-General, which incorporate the Auditing Standards issued by the Institute of Chartered Accountants of New Zealand. We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatements, whether caused by fraud or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements.

        The Auditor-General, as an Officer of Parliament, is constitutionally and operationally independent of the Government. Other than in exercising functions and powers under the Public Audit Act 2001 as the auditor of public entities, the Auditor-General has no relationship with or interest in the Government.

Unqualified opinion

        We have obtained all the information and explanations we have required.

        In our opinion the financial statements of the Government of New Zealand on pages 24 to 93:

  •
  comply with generally accepted accounting practice in New Zealand; and

  •
  fairly reflect:

  •
  the Government of New Zealand's financial position as at 30 June 2003; and

  •
  the results of its operations and cash flows for the year ended on that date.

        Our audit was completed on 18 September 2003 and our unqualified opinion is expressed as at that date.

K B Brady
Controller and Auditor-General
Wellington
New Zealand

Financial Statements

Statement of Financial Performance
for the year ended 30 June 2003

Forecast				Actual
2002 Budget	Estimated Actual		Note	30 June 2003	30 June 2002
$m	$m			$m	$m
		Revenue
		Levied through the Crown's Sovereign Power
37,902	39,390	Taxation revenue	1	39,785	36,215
2,454	2,618	Levies, fees, fines and penalties	1	2,763	2,526

40,356	42,008	Total Revenue Levied through the Crown's Sovereign Power	1	42,548	38,741
		Earned through the Crown's Operations
9,337	9,588	Sales of goods and services	2	10,385	8,344
1,341	1,126	Investment income	3	1,859	927
1,656	1,771	Other revenue	4	2,235	1,967

12,334	12,485	Total Revenue Earned through the Crown's Operations		14,479	11,238

52,690	54,493	Total Crown Revenue		57,027	49,979

		Expenses
		By Input Type
15,452	15,282	Subsidies and transfer payments	5	15,107	14,820
11,197	11,671	Personnel expenses	6	11,620	10,695
20,817	21,367	Operating expenses	7	22,565	19,477
204	—	Forecast for future new spending		—	—
2,525	2,347	Finance costs		2,550	2,215
—	78	Net foreign-exchange losses/(gains)		81	(145)
(43)	1,212	Movement in total GSF liability	16	1,647	231
306	1,200	Movement in total ACC liability	17	1,654	360

50,458	53,157	Total Crown Expenses		55,224	47,653

2,232	1,336	Revenues less Expenses		1,803	2,326
68	74	Net surplus of TEIs	13	151	78
2,300	1,410	Operating Balance (including minority interest)		1,954	2,404
(12)	(49)	Minority interest		12	(13)

2,288	1,361	Operating Balance		1,966	2,391

The accompanying notes and accounting policies are an integral part of these statements.

Analysis of Expenses of the Statement of Financial Performance
(for the year ended 30 June 2003)

        Below is an analysis of total Crown expenses and core Crown expenses by functional classification.

        This information reconciles with the segment information within the Statement of Segments.

Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
		Total Crown Expenses
		By Functional Classification
15,821	16,656	Social security and welfare	17,084	15,260
885	2,190	GSF pension expenses	2,625	1,409
7,263	7,437	Health	7,412	6,963
7,262	7,860	Education	7,788	6,914
1,498	1,509	Core government services	1,655	1,427
1,926	1,932	Law and order	1,911	1,911
1,112	1,148	Defence	1,154	1,124
5,594	5,430	Transport and communications	5,619	3,899
3,249	3,406	Economic and industrial services	4,280	3,720
1,018	1,067	Primary services	1,023	957
1,451	1,488	Heritage, culture and recreation	1,425	1,419
536	541	Housing and community development	542	470
114	68	Other	75	110
2,525	2,347	Finance costs	2,550	2,215
—	78	Net foreign-exchange losses/(gains)	81	(145)
204	—	Forecast for future new spending	—	—

50,458	53,157	Total Crown Expenses	55,224	47,653

		Core Crown Expenses
		By Functional Classification
13,978	13,954	Social security and welfare	13,907	13,485
885	2,190	GSF pension expenses	2,625	1,409
7,595	7,586	Health	7,501	7,032
6,817	7,152	Education	7,016	6,473
1,596	1,650	Core government services	1,780	1,540
1,728	1,760	Law and order	1,734	1,733
1,154	1,190	Defence	1,199	1,162
1,096	1,404	Transport and communications	1,408	989
1,128	1,106	Economic and industrial services	1,054	1,013
330	364	Primary services	355	304
508	530	Heritage, culture and recreation	515	434
103	109	Housing and community development	102	93
114	68	Other	75	110
2,318	2,133	Finance costs	2,360	2,118
—	38	Net foreign-exchange losses/(gains)	118	75
204	—	Forecast for future new spending	—	—

39,554	41,234	Total Core Crown Expenses	41,749	37,970

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Cash Flows
(for the year ended 30 June 2003)

Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
		Cash Flows from Operations
		Cash was provided from
37,884	39,502	Total tax receipts (refer Note 1)	39,499	36,480
2,449	2,468	Total other sovereign receipts (refer Note 1)	2,531	2,117
1,417	1,230	Interest	1,200	902
41	41	Dividends	45	39
8,860	9,406	Sales of goods and services	10,543	8,591
1,630	1,468	Other operating receipts	1,472	1,622

52,281	54,115	Total Cash Provided from Operations	55,290	49,751
		Cash was disbursed to
15,472	15,910	Subsidies and transfer payments	15,305	14,990
28,871	29,386	Personnel and operating payments	30,087	27,155
2,510	2,289	Finance costs	2,203	2,404
204	—	Forecast for future new spending	—	—

47,057	47,585	Total Cash Disbursed to Operations	47,595	44,549

5,224	6,530	Net Cash Flows from Operations	7,695	5,202

		Cash Flows From Investing Activities
		Cash was provided from
127	158	Sale of physical assets	240	288

127	158	Total Cash Provided from Investing Activities	240	288
		Cash was disbursed to
3,128	3,976	Purchase of physical assets	3,492	2,639
768	1,440	Net increase in advances	1,341	330
1,379	3,187	Net purchase/(sale) of marketable securities, deposits and equity investments(1)	5,023	2,587
220	—	Forecast for future new capital spending	—	—

5,495	8,603	Total Cash Disbursed to Investing Activities	9,856	5,556

(5,368)	(8,445)	Net Cash Flows from Investing Activities	(9,616)	(5,268)

(144)	(1,915)	Net Cash Flows from Operating and Investing Activities	(1,921)	(66)
		Cash Flows from Financing Activities
		Cash was provided from
—	228	Issues of circulating currency	147	196
1,025	239	Net (repayments)/issues of Government stock(2)	292	1,718

1,025	467	Total Cash Provided from Financing Activities	439	1,914
		Cash was disbursed to
613	(911)	Net (issue)/repayment of other New Zealand- dollar borrowing	(392)	1,054
358	(400)	Net (issue)/repayment of foreign-currency borrowing	(1,542)	386

971	(1,311)	Total Cash Disbursed to Financing Activities	(1,934)	1,440

54	1,778	Net Cash Flows from Financing Activities	2,373	474
(90)	(137)	Net Movement in Cash	452	408
617	2,274	Opening Cash Balance	2,274	1,890
—	11	Foreign-exchange gains/(losses) on opening cash	6	(24)

527	2,148	Closing Cash Balance	2,732	2,274

(1)
Net purchase/(sale) of marketable securities and deposits includes the purchases made in anticipation of the New Zealand Superannuation Fund contributions of $1,200 million.

(2)
Net (repayments)/issues of Government stock include movements within Government stock holdings of entities such as GSF, ACC and EQC. The bonds reconciliation reconciles core Crown activity to New Zealand Debt Management Office (NZDMO) bond issues (refer page 68).

The accompanying notes and accounting policies are an integral part of these statements.

Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
		Reconciliation Between the Net Cash Flows from Operations and the Operating Balance
5,224	6,530	Net Cash Flows from Operations	7,695	5,202
		Items included in the operating balance but not in net cash flows from operations
		Valuation Changes
43	(1,212)	(Increase)/decrease in pension liabilities	(1,647)	(231)
(306)	(1,200)	(Increase)/decrease in ACC liabilities	(1,654)	(360)
—	—	(Increase)/decrease NPF guarantee	(197)	1
—	—	(Decrease)/increase in commercial forests	(20)	24
—	(427)	Unrealised net foreign-exchange (losses)/gains	(247)	(162)
—	—	Other valuation changes	(349)	—

(263)	(2,839)	Total Valuation Changes	(4,114)	(728)
		Property, Plant and Equipment Asset Movements
(2,338)	(2,184)	Depreciation	(2,177)	(1,879)
—	24	(Loss)/gain on sale of physical assets	(19)	18

(2,338)	(2,160)	Total Property, Plant and Equipment Movements	(2,196)	(1,861)
		Other Non-Cash Items
(47)	(136)	Student loans	(79)	(83)
(47)	(47)	Amortisation of goodwill	(84)	(23)
90	69	Other	(11)	15

(4)	(114)	Total Other Non-Cash Items	(174)	(91)
—	—	Total Other Investing and Financing Items	138	(248)
		Movements in Working Capital
88	(194)	Increase/(decrease) in taxes receivable	685	(272)
12	534	Increase/(decrease) in other receivables	854	288
3	(29)	(Decrease)/increase in inventories	(56)	225
(434)	(367)	(Increase)/decrease in payables	(866)	(124)

(331)	(56)	Total Movements in Working Capital	617	117

2,288	1,361	Operating Balance	1,966	2,391

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Financial Position
(as at 30 June 2003)

Forecast				Actual
2002 Budget	Estimated Actual		Note	30 June 2003	30 June 2002
$m	$m			$m	$m
		Assets
527	2,148	Cash and bank balances	8	2,732	2,274
19,154	19,262	Marketable securities, deposits & equity investments(1)	8	21,306	16,910
5,721	6,225	Advances	9	6,300	5,224
8,740	8,398	Receivables	10	10,143	8,604
804	867	Inventories		840	896
397	304	Other investments	11	264	286
47,029	50,732	Property, plant and equipment	12	52,667	50,536
380	308	Commercial forests		312	332
2,443	3,890	Investment in TEIs	13	4,212	2,244
679	709	Intangible assets (including goodwill)	14	1,075	754
220	—	Forecast for new capital spending		—	—

86,094	92,843	Total Assets		99,851	88,060

		Liabilities
9,126	9,755	Payables and provisions	15	11,878	10,230
2,937	2,963	Currency issued		2,895	2,735
31,348	30,041	Borrowings—sovereign guaranteed		31,077	29,851
6,599	7,670	Borrowing—non-sovereign guaranteed		7,208	6,713
11,659	13,422	GSF Pension liability	16	13,857	12,210
7,806	8,701	ACC claims liability	17	9,155	7,501

69,475	72,552	Total Liabilities		76,070	69,240

		Total Assets less
16,619	20,291	Total Liabilities		23,781	18,820

		Crown Balance
8,424	7,350	Taxpayer funds		8,063	6,042
8,090	12,786	Revaluation reserve	18	15,624	12,672
105	155	Minority interest		94	106

16,619	20,291	Crown Balance		23,781	18,820

(1)
Contributions to the New Zealand Superannuation Fund to 30 June 2003 are included as marketable securities and deposits. As at 30 June 2003 the NZDMO held $1,884 million marketable securities and deposits for transfer to the New Zealand Superannuation Fund.

The accompanying notes and accounting policies are an integral part of these statements.

Analysis of Key Components of the Statement of Financial Position
as at 30 June 2003

        Following is an analysis of the New Zealand Superannuation (NZS) Fund and Gross and Net Debt information.

        The notes to the accounts provide a breakdown of other key balance sheet items.

Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
New Zealand Superannuation Fund (NZS Fund)

The NZS Fund is part of the Crown financial statements and is included in financial assets. As at 30 June 2003, the NZS Fund had not yet been provided with any capital contributions, with funds building up with NZDMO in anticipation of contribution in 2003/04. While the contribution is held by NZDMO it is increased at a rate based on the Official Cash Rate.
600	615	Opening balance	615	—
1,200	1,200	Gross contribution	1,200	600
90	69	Growth in contributions	69	15

1,890	1,884	NZS Fund Balance	1,884	615

Gross and Net Debt information

Definitions of debt:

        Total Crown gross debt is the total borrowings (both sovereign guaranteed and non-sovereign guaranteed) of the total Crown. This equates to the amount in the balance sheet and represents the complete picture of whole-of-Crown debt obligations to external parties.

        The balance sheet splits total Crown debt into sovereign-guaranteed and non-sovereign-guaranteed debt. This split reflects the fact that external debt held by SOEs and Crown entities is not explicitly guaranteed by the Crown. Any such debt that may be guaranteed is included in the sovereign-guaranteed total. No external debt of SOEs and Crown entities is currently guaranteed by the Crown.

        Total sovereign-issued debt is debt issued by the sovereign (ie, core Crown) and includes Government stock held by, for example GSF, ACC or EQC. In other words, the total sovereign-issued debt does not eliminate any holdings of Government stock by entities included within the Crown reporting entity. The Government's debt objective uses this measure of debt.

		Total Crown Debt

37,947	37,711	Total Crown Gross Debt	38,285	36,564

35,781	35,015	Total Gross Sovereign-Issued Debt	36,086	36,202

		Core Crown Debt
35,441	34,717	Gross Crown debt	35,575	34,722
(19,896)	(21,368)	Financial assets	(23,029)	(19,521)

15,545	13,349	Borrowings less Financial Assets	12,546	15,201
5,390	4,871	NZS Fund and GSF financial assets	4,544	4,049
(340)	(298)	Cross-holdings of NZ Government stock	(511)	(1,480)

20,595	17,922	Net Crown Debt	16,579	17,770

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Movements in Equity
(for the year ended 30 June 2003)

Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
14,331	18,820	Opening Crown Balance	18,820	11,934
—	—	Asset and liability recognition policy changes	—	214

14,331	18,820	Adjusted Opening Crown Balance	18,820	12,148

2,276	1,312	Operating balance (excl. minority interest)	1,978	2,378
12	49	Minority interest in operating balance	(12)	13
—	—	Minority interest on acquisition	—	94
—	110	Net revaluations	2,995	4,187

2,288	1,471	Total Recognised Revenues and Expenses	4,961	6,672

16,619	20,291	Closing Crown Balance	23,781	18,820

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Borrowings
as at 30 June 2003

Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
		Sovereign-Guaranteed Debt
		New Zealand-Dollar Debt
19,821	18,796	Government stock	18,745	18,047
5,330	5,183	Treasury bills	5,317	5,183
(823)	(795)	Loans and foreign-exchange contracts	(500)	(401)
510	774	Retail stock	818	669

24,838	23,958	Total New Zealand-Dollar Debt	24,380	23,498
		Foreign-Currency Debt
4,278	3,697	United States dollars	2,495	3,842
279	106	Japanese yen	835	447
1,953	2,280	European and other currencies	3,367	2,064

6,510	6,083	Total Foreign-Currency Debt	6,697	6,353

31,348	30,041	Total Sovereign-Guaranteed Debt	31,077	29,851

		Non-Sovereign-Guaranteed Debt
4,524	6,497	New Zealand dollars	5,739	5,165
1,623	1,050	United States dollars	977	1,424
142	—	Japanese yen	212	—
310	123	European and other currencies	280	124

6,599	7,670	Total Non-Sovereign Debt	7,208	6,713

37,947	37,711	Total Borrowings (Gross Debt)	38,285	36,564

		Less
		Financial Assets (including restricted assets)
		Marketable Securities, Deposits and Equity Investments
9,512	7,756	New Zealand dollars	8,276	7,843
4,600	5,294	United States dollars	4,144	4,562
269	143	Japanese yen	838	345
759	717	European and other currencies	2,247	1,162
1,147	966	Reserve position at International Monetary Fund (IMF)	1,067	1,016
845	1,261	New Zealand equity investments	1,401	753
2,022	3,125	Foreign equity investments	3,333	1,229

19,154	19,262	Total Marketable Securities, Deposits and Equity Investments	21,306	16,910
		Advances and Cash
5,531	5,322	Student loans	5,370	4,749
190	903	Other advances	930	475
527	2,148	Cash	2,732	2,274

6,248	8,373	Total Advances and Cash	9,032	7,498

25,402	27,635	Total Financial Assets	30,338	24,408

12,545	10,076	Borrowings less Financial Assets	7,947	12,156

12,757	13,065	Net New Zealand-dollar debt	11,478	12,600
(212)	(2,989)	Net foreign-currency debt	(3,531)	(444)

12,545	10,076	Borrowings less Financial Assets	7,947	12,156

        Non-sovereign guaranteed debt is a mixture of secured and non-secured debt. Where debt is secured it is over assets of the particular entity or by way of a negative pledge that while any of the stock issued under the relevant deed remains outstanding the entity will not, subject to certain exceptions, create or permit to exist any charge or lien over any of their respective assets.

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Commitments
(as at 30 June 2003)

	As at 30 June 2003	As at 30 June 2002
	$m	$m
Capital Commitments
Specialist military equipment	292	525
Land and buildings	987	1,130
Other property, plant and equipment	862	307
Investments	145	12
TEIs	32	29

Total Capital Commitments	2,318	2,003
Operating Commitments
Non-cancellable accommodation leases	1,268	1,270
Other non-cancellable leases	3,174	2,937
Non-cancellable contracts for the supply of goods and services	1,907	1,996
Other operating commitments	2,645	2,183
TEIs	316	266

Total Operating Commitments	9,310	8,652

Total Commitments	11,628	10,655

Total Commitments by Institutional Segment
Core Crown	4,731	5,949
Crown entities	4,783	2,897
SOEs	2,114	1,809

Total Commitments	11,628	10,655

By Term
Capital Commitments
One year or less	1,156	1,030
From one year to two years	705	689
From two to five years	434	284
Over five years	23	—

Capital Commitments	2,318	2,003
Operating Commitments
One year or less	3,416	2,863
From one year to two years	1,635	1,640
From two to five years	2,298	2,162
Over five years	1,961	1,987

Operating Commitments	9,310	8,652

Total Commitments	11,628	10,655

The accompanying notes and accounting policies are an integral part of these statements.

Tranz Rail and the Crown

        Under a Heads of Agreement between the Crown, Tranz Rail and Toll Holdings Limited, if a takeover offer by Toll Holdings for Tranz Rail is successful, the Crown will:

  •
  purchase the national track infrastructure for approximately $50 million, and

  •
  commit $200 million of capital expenditure on the infrastructure over the next five years.

        The purchase of the infrastructure will be funded by converting an existing $44 million loan from the Crown to Tranz Rail into a deposit on the purchase.

Statement of Contingent Liabilities and Contingent Assets
(as at 30 June 2003)

	As at 30 June 2003	As at 30 June 2002
	$m	$m
Guarantees and indemnities	418	121
Uncalled capital	2,641	3,068
Legal proceedings and disputes	242	342
Other contingent liabilities	1,316	1,672

Total Quantifiable Contingent Liabilities	4,617	5,203

Total Quantifiable Contingent Liabilities by Institutional Segment
Core Crown	4,418	4,979
Crown entities	45	24
SOEs	154	200

Total Quantifiable Contingent Liabilities	4,617	5,203

Quantifiable Contingent Assets
Core Crown—Education and Transport	129	—

Total Quantifiable Contingent Assets	129	—

        Note 21 contains a breakdown of the material contingent liabilities and a description of non-quantified contingent liabilities and contingent assets.

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Segments

Statement of Financial Performance (institutional form)
for the year ended 30 June 2003 (actual to forecast)

	Current Year Actual vs Forecast
	Core Crown		Crown entities
	Actual 2003	Forecast 2003	Actual 2003	Forecast 2003
	$m	$m	$m	$m
Revenue
Taxation revenue	40,168	39,698	—	—
Other sovereign-levied income	517	530	2,297	2,115
Sales of goods and services	730	750	1,245	1,269
Investment income	1,539	1,119	718	407
Other revenues	670	515	13,600	13,345

Total Revenue	43,624	42,612	17,860	17,136

Expenses by Input Type
Subsidies and transfer payments	13,798	13,930	1,309	1,352
Personnel expenses	4,011	4,012	6,054	6,132
Operating expenses	19,815	19,909	8,867	8,755
Finance costs	2,360	2,133	202	205
FX losses/(gains)	118	38	48	95
GSF and ACC liability revaluation movements	1,647	1,212	1,654	1,200

Total Expenses	41,749	41,234	18,134	17,739

Expenses by Functional Classification
Social security and welfare	13,907	13,954	3,587	3,133
Health	7,501	7,586	5,934	5,784
Education	7,016	7,152	4,724	4,716
Other functional classifications	10,847	10,371	3,639	3,806
Forecast for future new spending	—	—	—	—
Finance costs and FX losses/(gains)	2,478	2,171	250	300

Total expenses	41,749	41,234	18,134	17,739

Net surplus of TEIs	—	—	151	74
Minority interest	—	—	—	—

Operating balance	1,875	1,378	(123)	(529)

Statement of Financial Position (institutional form)
as at 30 June 2003 (actual to forecast)

	Core Crown		Crown entities
	Actual 2003	Forecast 2003	Actual 2003	Forecast 2003
	$m	$m	$m	$m
Assets
Financial assets	23,029	21,368	10,947	10,098
Physical assets	17,450	16,334	25,253	23,321
Investment in SOEs & Crown entities (including TEIs)	23,166	23,407	4,212	3,890
Other assets	8,589	7,202	2,334	2,012

Total Assets	72,234	68,311	42,746	39,321

Liabilities
Borrowings	35,575	34,717	3,167	3,127
Other liabilities	23,661	22,065	12,753	11,418

Total Liabilities	59,236	56,782	15,920	14,545

Net Worth	12,998	11,529	26,826	24,776

Taxpayer funds	8,316	8,007	17,160	16,801
Revaluation reserves	4,682	3,522	9,666	7,975
Minority interest	—	—	—	—

Net Worth	12,998	11,529	26,826	24,776

Analysis of Financial Assets and Borrowings
Advances and cash	6,994	6,586	1,501	1,312
MSDs and equity investments	16,035	14,782	9,446	8,786

Total Financial Assets	23,029	21,368	10,947	10,098

Borrowings—sovereign guaranteed	35,575	34,717	—	—
Borrowings—non-sovereign guaranteed	—	—	3,167	3,127

Total Borrowings	35,575	34,717	3,167	3,127

Borrowings less Financial Assets	12,546	13,349	(7,780)	(6,971)

Net Crown Debt	16,579	17,922
Gross Sovereign-Issued Debt	36,086	35,015

        Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.

Statement of Financial Performance (institutional form)
for the year ended 30 June 2003 (actual to forecast)

	Current Year Actual vs Forecast
	State-owned enterprises		Inter-segment elimins		Total Crown
	Actual 2003	Forecast 2003	Actual 2003	Forecast 2003	Actual 2003	Forecast 2003
	$m	$m	$m	$m	$m	$m
Revenue
Taxation revenue	—	—	(383)	(308)	39,785	39,390
Other sovereign-levied income	—	—	(51)	(27)	2,763	2,618
Sales of goods and services	8,797	7,926	(387)	(357)	10,385	9,588
Investment income	104	55	(502)	(455)	1,859	1,126
Other revenues	588	541	(12,623)	(12,630)	2,235	1,771

Total Revenue	9,489	8,522	(13,946)	(13,777)	57,027	54,493

Expenses by Input Type
Subsidies and transfer payments	—	—	—	—	15,107	15,282
Personnel expenses	1,557	1,531	(2)	(4)	11,620	11,671
Operating expenses	7,334	6,020	(13,451)	(13,317)	22,565	21,367
Finance costs	267	257	(279)	(248)	2,550	2,347
FX losses/(gains)	(85)	(55)	—	—	81	78
GSF and ACC liability revaluation movements	—	—	—	—	3,301	2,412

Total Expenses	9,073	7,753	(13,732)	(13,569)	55,224	53,157
Expenses by Functional Classification
Social security and welfare	—	—	(410)	(431)	17,084	16,656
Health	—	—	(6,023)	(5,933)	7,412	7,437
Education	—	—	(3,952)	(4,008)	7,788	7,860
Other functional classifications	8,891	7,551	(3,068)	(2,949)	20,309	18,779
Forecast for future new spending	—	—	—	—	—	—
Finance costs and FX losses/(gains)	182	202	(279)	(248)	2,631	2,425

Total expenses	9,073	7,753	(13,732)	(13,569)	55,224	53,157
Net surplus of TEIs	—	—	—	—	151	74
Minority interest	12	(49)	—	—	12	(49)

Operating balance	428	720	(214)	(208)	1,966	1,361

Statement of Financial Position (institutional form)
as at 30 June 2003 (actual to forecast)

	State-owned enterprises		Inter-segment elimins		Total Crown
	Actual 2003	Forecast 2003	Actual 2003	Forecast 2003	Actual 2003	Forecast 2003
	$m	$m	$m	$m	$m	$m
Assets
Financial assets	2,016	1,899	(5,654)	(5,730)	30,338	27,635
Physical assets	9,964	11,077	—	—	52,667	50,732
Investment in SOEs & Crown entities (including TEIs)	—	—	(23,166)	(23,407)	4,212	3,890
Other assets	2,508	2,060	(797)	(688)	12,634	10,586

Total Assets	14,488	15,036	(29,617)	(29,825)	99,851	92,843
Liabilities
Borrowings	5,197	5,597	(5,654)	(5,730)	38,285	37,711
Other liabilities	2,663	2,632	(1,292)	(1,274)	37,785	34,841

Total Liabilities	7,860	8,229	(6,946)	(7,004)	76,070	72,552

Net Worth	6,628	6,807	(22,671)	(22,821)	23,781	20,291

Taxpayer funds	5,258	5,363	(22,671)	(22,821)	8,063	7,350
Revaluation reserves	1,276	1,289	—	—	15,624	12,786
Minority interest	94	155	—	—	94	155

Net Worth	6,628	6,807	(22,671)	(22,821)	23,781	20,291

Analysis of Financial Assets and Borrowings
Advances and cash	1,541	1,529	(1,004)	(1,054)	9,032	8,373
MSDs and equity investments	475	370	(4,650)	(4,676)	21,306	19,262

Total Financial Assets	2,016	1,899	(5,654)	(5,730)	30,338	27,635

Borrowings—sovereign guaranteed	—	—	(4,498)	(4,676)	31,077	30,041
Borrowings—non-sovereign guaranteed	5,197	5,597	(1,156)	(1,054)	7,208	7,670

Total Borrowings	5,197	5,597	(5,654)	(5,730)	38,285	37,711

Borrowings less Financial Assets	3,181	3,698	—	—	7,947	10,076

Statement of Financial Performance (institutional form)
for the year ended 30 June 2003 (compared with actual 30 June 2002)

	Current Year Actual vs Prior Year Actual
	Core Crown		Crown entities
	Actual 2003	Actual 2002	Actual 2003	Actual 2002
	$m	$m	$m	$m
Revenue
Taxation revenue	40,168	36,459	—	—
Other sovereign levied-income	517	520	2,297	2,027
Sales of goods and srvices	730	687	1,245	1,254
Investment income	1,539	1,287	718	318
Other revenues	670	954	13,600	11,751

Total Revenue	43,624	39,907	17,860	15,350

Expenses by Input Type
Subsidies and transfer payments	13,798	13,549	1,309	1,271
Personnel expenses	4,011	3,833	6,054	5,735
Operating expenses	19,815	18,167	8,867	7,603
Finance costs	2,360	2,115	202	188
FX losses/(gains)	118	75	48	(67)
GSF and ACC liability revaluation movements	1,647	231	1,654	360

Total Expenses	41,749	37,970	18,134	15,090

Expenses by Functional Classification
Social security and welfare	13,907	13,485	3,587	2,238
Health	7,501	7,032	5,934	5,563
Education	7,016	6,473	4,724	3,616
Other functional classifications	10,847	8,787	3,639	3,552
Forecast for future new spending	—	—	—	—
Finance costs and FX losses/(gains)	2,478	2,193	250	121

Total expenses	41,749	37,970	18,134	15,090
Net surplus of TEIs	—	—	151	78
Minority interest	—	—	—	—
Operating balance	1,875	1,937	(123)	338

Statement of Financial Position (institutional form)
as at 30 June 2003 (compared with actual 30 June 2002)

	Core Crown		Crown entities
	Actual 2003	Actual 2002	Actual 2003	Actual 2002
	$m	$m	$m	$m
Assets
Financial assets	23,029	19,520	10,947	9,382
Physical assets	17,450	29,238	25,253	11,432
Investment in SOEs & Crown entities (including TEIs)	23,166	12,178	4,212	2,244
Other assets	8,589	7,613	2,334	1,924

Total Assets	72,234	68,549	42,746	24,982
Liabilities
Borrowings	35,575	34,722	3,167	3,151
Other liabilities	23,661	21,207	12,753	10,330

Total Liabilities	59,236	55,929	15,920	13,481

Net Worth	12,998	12,620	26,826	11,501
Taxpayer funds	8,316	6,636	17,160	6,085
Revaluation reserves	4,682	5,984	9,666	5,416
Minority interest	—	—	—	—

Net Worth	12,998	12,620	26,826	11,501

Analysis of Financial Assets and Borrowings
Advances and cash	6,994	6,218	1,501	1,262
MSDs and equity investments	16,035	13,302	9,446	8,120

Total Financial Assets	23,029	19,520	10,947	9,382

Borrowings—Sovereign guaranteed	35,575	34,722	—	—
Borrowings—Non-sovereign guaranteed	—	—	3,167	3,151

Total Borrowings	35,575	34,722	3,167	3,151

Borrowings less Financial Assets	12,546	15,202	(7,780)	(6,231)

Net Crown Debt	16,579	17,770
Gross Sovereign-Issued Debt	36,086	36,202

        Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.

Statement of Financial Performance (institutional form)
for the year ended 30 June 2003 (compared with actual 30 June 2002)

	Current Year Actual vs Prior Year Actual
	State-owned enterprises		Inter-segment elimins		Total Crown
	Actual 2003	Actual 2002	Actual 2003	Actual 2002	Actual 2003	Actual 2002
	$m	$m	$m	$m	$m	$m
Revenue
Taxation revenue	—	—	(383)	(244)	39,785	36,215
Other sovereign levied-income	—	—	(51)	(21)	2,763	2,526
Sales of goods and services	8,797	6,816	(387)	(413)	10,385	8,344
Investment income	104	27	(502)	(705)	1,859	927
Other revenues	588	319	(12,623)	(11,057)	2,235	1,967

Total Revenue	9,489	7,162	(13,946)	(12,440)	57,027	49,979

Expenses by Input Type
Subsidies and transfer payments	—	—	—	—	15,107	14,820
Personnel expenses	1,557	1,126	(2)	1	11,620	10,695
Operating expenses	7,334	5,453	(13,451)	(11,746)	22,565	19,477
Finance costs	267	223	(279)	(311)	2,550	2,215
FX losses/(gains)	(85)	(153)	—	—	81	(145)
GSF and ACC liability revaluation movements	—	—	—	—	3,301	591

Total Expenses	9,073	6,649	(13,732)	(12,056)	55,224	47,653

Expenses by Functional Classification
Social security and welfare	—	—	(410)	(463)	17,084	15,260
Health	—	—	(6,023)	(5,632)	7,412	6,963
Education	—	—	(3,952)	(3,175)	7,788	6,914
Other functional classifications	8,891	6,579	(3,068)	(2,472)	20,309	16,446
Forecast for future new spending	—	—	—	—	—	—
Finance costs and FX losses/(gains)	182	70	(279)	(314)	2,631	2,070

Total expenses	9,073	6,649	(13,732)	(12,056)	55,224	47,653

Net surplus of TEIs	—	—	—	—	151	78
Minority interest	12	(13)	—	—	12	(13)
Operating balance	428	500	(214)	(384)	1,966	2,391

Statement of Financial Position (institutional form)
as at 30 June 2003 (compared with actual 30 June 2002)

	State-owned enterprises		Inter-segment elimins		Total Crown
	Actual 2003	Actual 2002	Actual 2003	Actual 2002	Actual 2003	Actual 2002
	$m	$m	$m	$m	$m	$m
Assets
Financial assets	2,016	1,189	(5,654)	(5,683)	30,338	24,408
Physical assets	9,964	9,866	—	—	52,667	50536
Investment in SOEs & Crown entities (including TEIs)	—	—	(23,166)	(12,178)	4,212	2,244
Other assets	2,508	2,271	(797)	(936)	12,634	10,872

Total Assets	14,488	13,326	(29,617)	(18,797)	99,851	88,060

Liabilities
Borrowings	5,197	4,382	(5,654)	(5,691)	38,285	36,564
Other liabilities	2,663	2,522	(1,292)	(1,383)	37,785	32,676

Total Liabilities	7,860	6,904	(6,946)	(7,074)	76,070	69,240

Net Worth	6,628	6,422	(22,671)	(11,723)	23,781	18,820

Taxpayer funds	5,258	5,044	(22,671)	(11,723)	8,063	6,042
Revaluation reserves	1,276	1,272	—	—	15,624	12,672
Minority interest	94	106	—	—	94	106

Net Worth	6,628	6,422	(22,671)	(11,723)	23,781	18,820

Analysis of Financial Assets and Borrowings
Advances and cash	1,541	764	(1,004)	(746)	9,032	7,498
MSDs and equity investments	475	425	(4,650)	(4,937)	21,306	16,910

Total Financial Assets	2,016	1,189	(5,654)	(5,683)	30,338	24,408

Borrowings—Sovereign guaranteed	—	—	(4,498)	(4,871)	31,077	29,851
Borrowings—Non-sovereign guaranteed	5,197	4,382	(1,156)	(820)	7,208	6,713

Total Borrowings	5,197	4,382	(5,654)	(5,691)	38,285	36,564

Borrowings less Financial Assets	3,181	3,193	—	(8)	7,947	12,156

Statement of Financial Performance (functional classification)
for the year ended 30 June 2003

	Actual 2003			Actual 2002
	Total revenue	Total expenses	Net segment	Total revenue	Total expenses	Net segment
	$m	$m	$m	$m	$m	$m
Total Crown by Functional Classification
Social security and welfare	2,311	17,084	(14,773)	1,874	15,260	(13,386)
GSF pension expenses	262	2,625	(2,363)	124	1,409	(1,285)
Health	162	7,412	(7,250)	33	6,963	(6,930)
Education	543	7,788	(7,245)	639	6,914	(6,275)
Core government services	115	1,655	(1,540)	415	1,427	(1,012)
Law and order	383	1,911	(1,528)	316	1,911	(1,595)
Defence	—	1,154	(1,154)	—	1,124	(1,124)
Transport and communications	5,229	5,619	(390)	3,270	3,899	(629)
Economic and industrial services	4,259	4,280	(21)	3,759	3,720	39
Primary services	806	1,023	(217)	583	957	(374)
Heritage, culture and recreation	641	1,425	(784)	632	1,419	(787)
Housing and community development	636	542	94	589	470	119
Other	—	75	(75)	—	110	(110)
Finance costs	1,378	2,550	(1,172)	979	2,215	(1,236)
Net foreign-exchange losses/(gains)	—	81	(81)	—	(145)	145
Unallocated revenues (tax revenue)	40,302	—	40,302	36,766	—	36,766
Net surplus of TEIs	—	—	151	—	—	78
Minority interest	—	—	12	—	—	(13)

Total Crown	57,027	55,224	1,966	49,979	47,653	2,391

Statement of Financial Position (functional classification)
as at 30 June 2003

	Actual 2003				Actual 2002
	Physical assets	Total assets	Total borrowings	Total liabilities	Physical assets	Total assets	Total borrowings	Total liabilities
	$m	$m	$m	$m	$m	$m	$m	$m
Total Crown by Functiona Classification
Social security and welfare	314	6,361	507	9,155	318	4,621	444	7,501
GSF pension expenses	—	2,636	—	13,857	—	1,940	—	12,210
Health	2,870	4,625	532	2,057	2,213	3,449	1,029	2,205
Education	7,923	13,462	40	952	8,529	11,065	24	904
Core government services	2,109	22,838	31,077	40,171	2,077	21,603	29,851	36,711
Law and order	1,626	3,377	—	475	1,533	2,646	21	488
Defence	3,313	3,851	—	226	2,987	3,388	—	201
Transport and communications	14,840	18,116	2,003	4,117	14,622	17,004	1,782	3,965
Economic and industrial services	7,086	10,384	3,198	3,463	6,761	9,055	2,518	3,449
Primary services	952	1,753	141	376	896	1,693	93	332
Heritage, culture and recreation	3,942	4,582	—	218	3,559	4,390	—	253
Housing and community development	7,561	7,715	787	934	6,908	7,056	802	941
Other	131	151	—	69	133	150	—	80
Total Crown	52,667	99,851	38,285	76,070	50,536	88,060	36,564	69,240

Reporting Entity

        The Crown financial statements have been prepared in accordance with the requirements of the Public Finance Act 1989.

        The Crown reporting entity as specified in Part III of the Public Finance Act 1989 comprises:

  •
  Ministers of the Crown

  •
  Reserve Bank of New Zealand

  •
  SOEs

  •
  Crown entities

  •
  Departments

  •
  GSF

  •
  Air New Zealand Limited

        A more detailed listing of the components of the Crown reporting entity is set out in the supplementary information on pages 96 and 97.

General Accounting Policies

        These financial statements comply with generally accepted accounting practice. The measurement base applied is historical cost adjusted for revaluations of certain property, plant and equipment, state highways, commercial forests and marketable securities held for trading purposes. The accrual basis of accounting has been used unless otherwise stated.

Specific Accounting Policies

Reporting and forecast period

        The reporting and forecast period for these financial statements is the year ended 30 June 2003.

        The Budget forecast is the original forecast for the financial year, as presented in the 2002 Budget on 23 May 2002. The estimated actual forecast, as presented in the 2003 Budget on 15 May 2003, has been prepared using actual data up to 31 March 2003, and forecast data for the remainder of the financial year. Both comparative budgets have had some reclassifications from what was originally published to reflect a change in TEI combination treatment.

Basis of combination

        Ministers of the Crown, departments, the Reserve Bank of New Zealand, the GSF, SOEs (including Air New Zealand Limited) and Crown entities (excluding TEIs) are combined using the purchase method of combination. Corresponding assets, liabilities, revenues and expenses are added together line by line. Transactions and balances between these sub-entities are eliminated on combination. Offices of Parliament are not included in the Crown financial statements.

        TEIs are equity accounted, which recognises these entities' net assets, including asset revaluation movements and surpluses and deficits.

        Note 13 outlines in more detail why there is a difference in the accounting treatment of TEIs from other Crown entities and the exclusion of Offices of Parliament.

Revenue

Revenue levied through the Crown's sovereign power

        The Crown provides many services and benefits that do not give rise to revenue. Further, payment of tax does not, of itself, entitle a taxpayer to an equivalent value of services or benefits, as there is no direct relationship between paying tax and receiving Crown services and transfers.

        Such revenue is received through the exercise of the Crown's sovereign power. Where possible, revenue is recognised at the time the debt to the Crown arises.

Revenue type	Revenue recognition point
Source deductions	When an individual earns income that is subject to PAYE
Residents' withholding tax(1)	When an individual is paid interest or dividends subject to deduction at source
Fringe benefit tax (FBT)	When benefits are provided that give rise to FBT
Provisional tax(2)	Payment due date
Terminal tax(2)	Assessment filed date
Goods and services tax	When the liability to the Crown is incurred
Excise duty	When goods are subject to duty
Road user charges and motor vehicle fees	When payment for the fee or charge is made
Stamp, cheque and credit card duties	Assessment filed date
Other indirect taxes	When the debt to the Crown arises
Levies (eg, ACC levies)	When the obligation to pay the levy to the Crown is incurred

(1)
Corresponds to withholding taxes on residents' interest and dividend income in Note 1 to the financial statements.

(2)
Provisional and terminal taxes are paid by "other persons" and companies (refer to Note 1 to the financial statements).

Revenue earned through operations

        If revenue has been earned by the Crown in exchange for the provision of outputs (products or services) to third parties, the Crown receives its revenue through operations. Such revenue is recognised when it is earned.

Investment income

        Investment income is recognised in the period in which it is earned.

Premiums and discounts

        Premiums arising on the issue of a debt instrument are treated as a reduction in the cost of borrowing. Discounts arising on the purchase of a monetary asset are treated as an increase in investment income.

        Premiums and discounts are recognised in the Statement of Financial Position on issue, and are amortised over the period of the instrument on a yield-to-maturity basis.

        For floating rate debt instruments, the amortisation is over the first interest period. Discounts on monetary assets deemed short-term securities are amortised on a straight-line basis.

        The forward margin associated with forward foreign-exchange contracts is amortised over the period of the contract on a straight-line basis.

Gains

        Realised gains arising from sales of assets or the early repurchase of liabilities are recognised in the Statement of Financial Performance in the period in which the transaction occurs.

        Unrealised foreign-exchange gains on monetary assets and liabilities, and unrealised gains on marketable securities held for trading purposes and listed equity investments, are recognised in the Statement of Financial Performance.

        Unrealised and realised gains related to hedging activity are recognised in the Statement of Financial Performance in the same period in which gains on the underlying hedged position are recognised.

        Unrealised gains arising from changes in the value of property, plant and equipment (including state highways) are recognised as at balance date. To the extent that a gain reverses a loss previously charged to the Statement of Financial Performance, the gain is credited to the Statement of Financial Performance. Otherwise, gains are credited to an asset revaluation reserve for that class of asset.

        Unrealised gains arising from changes in the value of commercial forests are credited to the Statement of Financial Performance.

        Unrealised gains (excluding foreign-exchange gains) arising from changes in the value of investments and marketable securities held for investment and unlisted equity investments are recognised as at balance date only to the extent that they reverse a loss previously charged to the Statement of Financial Performance. Gains effecting such a reversal are credited to the Statement of Financial Performance.

Expenses

General

        Expenses are recognised in the period to which they relate.

Welfare benefits

        Welfare benefits are recognised in the period when an application for a benefit has been received and the eligibility criteria met.

Grants and subsidies

        Where grants and subsidies are discretionary until payment, the expense is recognised when the payment is made. Otherwise, the expense is recognised when the specified criteria have been fulfilled and notice has been given to the Crown.

Discounts and premiums

        Discounts arising on the issue of a debt instrument are treated as an increase in the cost of borrowing. Premiums arising on the purchase of a monetary asset are treated as a reduction in investment income.

        Discounts and premiums are recognised in the Statement of Financial Position on issue, and are amortised over the period of the instrument on a yield-to-maturity basis.

        For floating rate debt instruments, the amortisation is over the first interest period. Premiums on monetary assets deemed short-term securities are amortised on a straight-line basis.

        The forward margin associated with forward foreign-exchange contracts is amortised over the period of the contract on a straight-line basis.

Losses

        Realised losses arising from sales of assets or the early repurchase of liabilities are recognised in the Statement of Financial Performance in the period in which the transaction occurs.

        Unrealised foreign-exchange losses on monetary assets and liabilities, and unrealised losses on marketable securities held for trading purposes and listed equity investments, are recognised in the Statement of Financial Performance.

        Unrealised and realised losses related to hedging activity are recognised in the Statement of Financial Performance in the same period in which gains on the underlying hedged position are recognised.

        Unrealised losses (excluding foreign-exchange losses) arising from changes in the value of property, plant and equipment (including state highways), and investments and marketable securities held for investment and unlisted equity investments are recognised at balance date. Unrealised losses are first applied against any revaluation reserve for that class of asset. The balance, if any, is charged to the Statement of Financial Performance.

        Unrealised losses arising from changes in the value of commercial forests are charged to the Statement of Financial Performance.

Foreign-currency transactions

        Short-term transactions covered by forward exchange contracts are translated into New Zealand dollars using the forward rates specified in those contracts.

        Other transactions in foreign currencies are translated into New Zealand dollars using the exchange rate on the date of the transaction. Exchange differences arising on translation of these transactions are recognised in the Statement of Financial Performance.

        Outstanding foreign-exchange contracts are translated at the exchange rates applying at 30 June. Exchange gains and losses are included in the Statement of Financial Performance in the period in which they arise.

Depreciation

        Depreciation is charged on a straight-line basis at rates calculated to allocate the cost or valuation of an item of property, plant and equipment, less any estimated residual value, over its estimated useful life. Typically, the estimated useful lives of different classes of property, plant and equipment are as follows:

Freehold buildings	25 to 60 years
Specialist military equipment	5 to 25 years
Other plant and equipment	3 to 25 years
State highways:
Pavement (surfacing)	7 years
Pavement (other)	50 years
Bridges	90 to 100 years
Aircraft (ex specialist military equipment)	10 to 20 years
Electricity distribution network	2 to 80 years
Electricity generation assets	25 to 55 years

Assets

Foreign monetary assets

        Where short-term foreign monetary assets are subject to forward exchange contracts, they are translated into New Zealand dollars at the contract rate. Otherwise, foreign monetary assets are translated at the closing exchange rate.

        Exchange gains and losses are included in the Statement of Financial Performance in the period in which they arise.

Receivables and advances

        Receivables and advances are recorded at the amounts expected to be ultimately collected in cash.

Inventories

        Inventories are recorded at the lower of cost and net realisable value. Where inventories acquired are recorded at cost, the weighted average cost method is used. Appropriate allowance has been made for obsolescence.

Investments

Marketable securities held for trading purposes

        Marketable securities held for trading purposes are recorded at fair value.

Equity investments

        Listed equity investments (other than those forming part of the reporting entity) are recorded at fair value.

        Other equity investments (other than those forming part of the reporting entity) are recorded at lower of cost and fair value.

Other investments and marketable securities held for investment purposes

        Other investments, including marketable securities held for investment purposes, are recorded at the lower of cost and fair value.

        Investments held for hedging purposes are recorded on the same basis as the item being hedged.

Items of property, plant and equipment

        Items of property, plant and equipment are initially recorded at cost.

        Revaluations are carried out for most classes of property, plant and equipment to reflect the service potential or economic benefit obtained through control of the asset. Revaluation is based on the fair value of the asset. Where an asset is recorded using depreciated replacement cost, depreciated replacement cost is based on the estimated present cost of construction, reduced by factors for age and deterioration of the asset.

        Classes of property, plant and equipment assets that are revalued, are revalued at least every five years.

        For each property, plant and equipment asset project, borrowing costs incurred during the period required to complete and prepare the asset for its intended use are expensed.

Land and buildings

        Land and buildings are recorded at fair value less accumulated depreciation on buildings. In cases where valuations conducted in accordance with the New Zealand Property Institute's standards are not available, valuations conducted in accordance with the Rating Valuation Act 1998, which have been confirmed as appropriate by an independent valuer, have been used.

Specialist military equipment

        Specialist military equipment is recorded at depreciated replacement cost (fair value) less accumulated depreciation. Valuations have been obtained through specialist assessment by New Zealand Defence Force advisers, and the basis of these valuations have been confirmed as appropriate by an independent valuer.

State highways

        State highways are recorded at depreciated replacement cost based on the estimated present cost of constructing the existing asset by the most appropriate method of construction. Land associated with the state highways is valued using an opportunity cost based on adjacent use, as an approximation to fair value.

Aircraft (excluding specialist military equipment)

        Aircraft (excluding SME) are recorded at fair value less any accumulated depreciation.

Electricity distribution network assets

        Electricity distribution network assets are recorded at fair value, adjusted for subsequent additions, disposals and accumulated depreciation.

Electricity generation assets

        Electricity generation assets are recorded at cost less accumulated depreciation.

Other items of property, plant and equipment—at cost

        Other property, plant and equipment, which include motor vehicles and office equipment, are recorded at cost less accumulated depreciation.

Other physical assets for which an objective estimate of market value is difficult to obtain

        Such physical assets (national parks, for example) are recorded at fair value less any accumulated depreciation.

Commercial forests

        Commercial forests are recorded at fair value less estimated point-of-sale costs. This takes into account age, quality of timber and the forest management plan.

Goodwill and intangible assets

        The excess of cost over the fair value of the net assets of entities acquired (subsidiaries) at the date of acquisition is recognised as goodwill. The balance of goodwill is assessed annually for evidence of impairment in excess of annual amortisation.

        Identifiable intangible assets which have been purchased are initially recorded at cost and thereafter either at cost less accumulated amortisation and any accumulated impairment losses or, where an active market exists, at a revalued amount being fair value at the date of the revaluation less any subsequent accumulated amortisation and any subsequent accumulated impairment losses.

        Revaluations are determined by reference to an active market. An active market is one in which a willing buyer and seller can normally be found at any time, items traded within the market are homogenous and prices are readily available to the public.

        Goodwill and identifiable intangible assets are amortised on a systematic basis to the Statement of Financial Performance over their period of expected benefit. The maximum period of amortisation is 20 years.

Liabilities

Borrowings

        In the Statement of Financial Position, borrowings (including currency swaps) are recorded at nominal value adjusted for the unamortised portion of the premium or discount on issue.

Foreign monetary liabilities

        Where short-term foreign monetary liabilities are subject to forward exchange contracts, they are translated into New Zealand dollars at the contract rate. Otherwise, foreign monetary liabilities are translated at the closing exchange rate.

        Exchange gains and losses are recognised in the Statement of Financial Performance in the period in which they arise.

Pension liabilities

        Pension liabilities in respect of the contributory service of superannuation scheme members are recorded at the latest actuarial value of the Crown's liability for pension payments. Movements of the liability are reflected in the Statement of Financial Performance.

ACC claims liabilities

        The future cost of ACC claims liabilities is revalued annually based on the latest actuarial information. Movements of the liability are reflected in the Statement of Financial Performance.

Currency issued

        Currency issued represents a liability in favour of the holder. Currency issued for circulation, including an amount to cover expected future redemption of demonetised currency, is recognised at face value.

Leases

        Finance leases transfer to the Crown as lessee substantially all the risks and rewards incident on the ownership of a leased asset. The obligations under such leases are capitalised at the present value of the minimum lease payments. The capitalised values are amortised over the period in which the Crown expects to receive benefits from their use.

        Operating leases, where the lessors substantially retain the risks and rewards of ownership, are recognised in a systematic manner over the term of the lease.

        Leasehold improvements are capitalised and the cost is amortised over the unexpired period of the lease or the estimated useful life of the improvements, whichever is shorter.

Employee entitlements

        Employee entitlements to salaries and wages and annual leave, are recognised when they accrue to employees. The liability for long service leave, retiring leave and other similar benefits is carried as the present value of the estimated future cash outflows.

Other liabilities

        All other liabilities are recorded at the estimated obligation to pay.

Commitments

        Commitments are future expenses and liabilities to be incurred on contracts that have been entered into at balance date. Commitments include those operating and capital commitments arising from non-cancellable contractual or statutory obligations. Interest commitments on debts and commitments relating to employment contracts are not included in the Statement of Commitments.

Contingent liabilities and contingent assets

        Contingent liabilities and contingent assets are recorded in the Statement of Contingent Liabilities and Contingent Assets at the point at which the contingency is evident.

Changes in Accounting Policies

        These financial statements have been prepared on a different basis of combination from the financial statements of the Government of New Zealand for the year ended 30 June 2002. The Government has elected to apply the requirements of FRS 37: Consolidating Investments in Subsidiaries from 1 July 2002. This is earlier than the application date contained in FRS 37.

        Comparative information has been changed to reflect the change in accounting policy.

        An impact of the change to the combination policy, is that the classes of property, plant and equipment have been altered. Previously SOEs and Crown entities were considered a class of asset for revaluation purposes. The property, plant and equipment of SOE's and Crown entities (except TEIs) are now included in the current classes of assets (eg, land and building or plant and equipment). Three new classes of physical assets have been added to reflect the different nature of property, plant and equipment held. These new classes and their revaluation policies are:

  •
  electricity distribution network assets (revalued annually)

  •
  electricity generation assets (not revalued)

  •
  aircraft (excluding specialist military equipment) (revalued annually).

        There are no other changes to accounting policies.

        The impact on how the financial statements are combined compared to prior years is:

Pre 1 July 2002 presentation	New (and now current) presentation
The previous presentation showed:

• Core Crown expenses and revenues with net SOE and Crown entity results

• Core Crown assets, liabilities, net Crown debt, gross Crown debt and net worth. The Crown balance sheet only included the net investment in SOEs and Crown entities.	The current presentation shows the three institutional forms of:

• "Core Crown" (previous information on revenues and expenses less GST on Crown expenses plus inclusion of full GSF numbers)

• SOE revenues, expenses, assets, liabilities

• Crown entity revenues, expenses, assets, liabilities. TEIs are combined as they have been previously (i.e. their the net surplus and net investment (not revenues, expenses, assets and liabilities)).

The sum of these three segments (less internal transactions) is the "total Crown".

The core Crown is different from the previous presentation owing to the removal of GST on Crown expenses and the inclusion of the full accounts of the GSF.

        The overall financial effect of the change in combination policy has been:

  •
  a minor impact on the operating balance due to some revaluation movements impacting the operating balance rather than asset revaluations, and little impact on net worth or the key debt indicators

  •
  an increase to the component parts of the Statement of Financial Performance and Statement of Financial Position with total revenues and expenses increasing (but little change to the operating balance) and assets and liabilities increasing (but no change to net worth).

        As noted above, the increase is due to the combination of the revenues, expenses, assets and liabilities of SOEs and most Crown entities rather than showing their net surplus and net investment.

        Overall, revenues and expenses have increased by around $11.5 billion as a result of the change in accounting policy. Assets and liabilities have increased by around $20 billion.

Changes to Comparative Figures

        Where necessary, comparative figures have been adjusted to conform with changes in presentation and classification adopted in the current period.

        The forecast information presented in the 2002 and 2003 Budget Economic and Fiscal Updates presumed that the TEIs would be combined on a line-by-line basis. It was noted in previous publications that the treatment of TEIs was an issue still to resolve. The combination treatment adopted in these financial statements is to account for the net surplus and net investment and not the TEI revenues, expenses, assets and liabilities on a line-by-line basis.

        To ensure that valid comparisons can be made, the financial statements contain reclassified 2002 and 2003 forecast information. The change has reduced previously presented forecast information of total Crown revenues and expenses and replaced the removed revenues and expenses with the net surplus of TEIs, and reduced total Crown assets and liabilities and replaced them with the net investment in TEIs.

        The previously presented forecasts of the operating balance, core Crown information, debt indicators and net worth are unchanged as a result of the different combination approach for TEIs.

Notes to the Financial Statements

Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
		NOTE 1: Revenue Collected through the Crown's Sovereign Power
		Income Tax Revenue (accrual)
		Individuals
15,298	15,739	Source deductions	15,933	14,600
4,140	4,258	Other persons	4,195	4,019
(771)	(834)	Refunds	(834)	(836)
381	371	Fringe benefit tax	375	361

19,048	19,534	Total Individuals	19,669	18,144
		Corporate Tax
4,648	4,981	Gross companies tax	5,245	4,517
(122)	(130)	Refunds	(191)	(224)
640	728	Non-resident withholding tax	732	664
122	126	Foreign-source dividend withholding payments	154	141

5,288	5,705	Total Corporate Tax	5,940	5,098
		Other Income Tax
1,026	1,073	Resident withholding tax on interest income	1,111	1,000
49	56	Resident withholding tax on dividend income	57	20
2	1	Estate and gift duties	1	1

1,077	1,130	Total Other Income Tax	1,169	1,021

25,413	26,369	Total Direct Income Tax	26,778	24,263

		Goods and Services Tax
14,841	14,891	Gross goods and services tax	14,959	14,638
(6,442)	(6,123)	Refunds	(6,221)	(6,642)

8,399	8,768	Total Goods and Services Tax	8,738	7,996
		Other Indirect Taxation
938	964	Petroleum fuels excise	995	874
680	860	Tobacco excise	850	815
807	749	Customs duty	750	666
602	621	Road user charges	621	580
452	470	Alcohol excise	465	452
266	248	Gaming duties	248	210
182	192	Motor vehicle fees	197	188
101	99	Energy resources levies	94	111
62	50	Approved issuer levy and cheque duty	49	60

4,090	4,253	Total Other Indirect Taxation	4,269	3,956
12,489	13,021	Total Indirect Taxation	13,007	11,952

37,902	39,390	Total Tax Revenue Collected	39,785	36,215

		Other Sovereign Revenues (accrual)
1,628	1,687	ACC levies	1,854	1,627
221	222	Fire Service levies	228	205
76	77	EQC levies	77	75
529	632	Other	604	619
2,454	2,618	Total Other Sovereign Revenues	2,763	2,526

40,356	42,008	Total Sovereign Revenue	42,548	38,741

Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
		NOTE 1: Receipts Collected through the Crown's Sovereign Power
		Income Tax Receipts (cash)
		Individuals
15,298	15,646	Source deductions	15,623	14,631
4,516	4,664	Other persons	4,499	4,500
(1,146)	(1,240)	Refunds	(1,287)	(1,243)
380	371	Fringe benefit tax	374	356

19,048	19,441	Total Individuals	19,209	18,244
		Corporate Tax
5,162	5,798	Gross companies tax	6,021	5,221
(650)	(665)	Refunds	(821)	(760)
638	717	Non-resident withholding tax	740	626
122	126	Foreign-source dividend withholding payments	160	144

5,272	5,976	Total Corporate Tax	6,100	5,231
		Other Income Tax
1,026	1,073	Resident withholding tax on interest income	1,104	989
49	56	Resident withholding tax on dividend income	56	20
2	1	Estate and gift duties	2	2

1,077	1,130	Total Other Income Tax	1,162	1,011

25,397	26,547	Total Direct Income Tax	26,471	24,486

		Goods and Services Tax
14,490	14,541	Gross goods and services tax	14,489	14,287
(6,092)	(5,823)	Refunds	(5,718)	(6,194)

8,398	8,718	Total Goods and Services Tax	8,771	8,093
		Other Indirect Taxation
938	959	Petroleum fuels excise	971	847
807	860	Tobacco excise	867	797
680	749	Customs duty	712	655
600	620	Road user charges	620	579
452	460	Alcohol excise	461	454
267	248	Gaming duties	277	214
182	190	Motor vehicle fees	201	184
101	100	Energy resources levies	97	112
62	51	Approved issuer levy and cheque duty	51	59

4,089	4,237	Total Other Indirect Taxation	4,257	3,901

12,487	12,955	Total Indirect Taxation	13,028	11,994

37,884	39,502	Total Tax Receipts Collected	39,499	36,480
		Other Sovereign Receipts (cash)
1,640	1,678	ACC levies	1,638	1,342
221	226	Fire Service levies	227	221
77	78	EQC levies	77	76
511	486	Other	589	478

2,449	2,468	Total Other Sovereign Receipts	2,531	2,117

40,333	41,970	Total Sovereign Receipts	42,030	38,597

		NOTE 2: Sale of Goods and Services

The Statement of Segments shows the sale of goods and services as a total for each area of the Crown (ie, total sales for core Crown, Crown entities and SOEs). The total for Crown entities includes such items as lottery sales, housing rental and Crown research institutes (CRI) sales. The total sales of SOEs represents the majority of their income from electricity generation and distribution services, postal services, advertising and air travel sales.
		NOTE 3: Investment Income
		Investment Income
745	934	Interest income	1,086	724
386	399	Student loans	393	335
47	45	Dividends	50	48
92	(252)	Gains/(losses) on marketable securities, deposits and equity investments	304	(199)
71	—	Other	26	19

1,341	1,126	Total Investment Income	1,859	927

		NOTE 4: Other Revenue
—	—	Unrealised (losses)/gains arising from changes in the value of commercial forests	(20)	24
101	115	GSF contributions	130	22
33	44	Petroleum royalties	44	52
34	31	Cost recovery income from fisheries	31	3
1,488	1,581	Other	2,050	1,866

1,656	1,771	Total Other Operational Revenue	2,235	1,967

		NOTE 5: Subsidies and Transfer Payments
		Social Assistance Grants
5,645	5,642	New Zealand Superannuation	5,642	5,450
1,480	1,352	ACC payments	1,309	1,271
1,521	1,519	Domestic purposes benefit	1,520	1,501
1,364	1,286	Unemployment benefit	1,274	1,369
882	935	Family support	862	862
441	405	Student allowances	387	401
3,727	3,749	Other social assistance grants	3,742	3,598
126	132	Subsidies	113	115
		Other Transfer Payments
230	230	Official development assistance	230	223
36	32	Other	28	30

15,452	15,282	Total Subsidies and Transfer Payments	15,107	14,820

		NOTE 6: Personnel Expenses
The Statement of Segments shows the personnel expenses as a total for each area of total Crown (ie, total personnel expenses for core Crown, Crown entities and SOEs).
928	978	GSF pension costs	978	973
50	76	Other pension expenses	78	70
10,219	10,617	Other personnel expenses	10,564	9,652

11,197	11,671	Total Personnel Expenses	11,620	10,695

Personnel expenses include salaries and allowances to Ministers of the Crown totalling $5.1 million (30 June 2002: $4.4 million). In addition, Ministers are provided with ministerial accommodation in Wellington and receive allowances when travelling in New Zealand.
		NOTE 7: Operating Expenses

Operating expenses relate to those expenses incurred in the course of undertaking the functions and activities of entities included in the Crown financial statements, excluding those expenses separately identified in the Statement of Financial Performance and other notes. Items disclosed separately below are those required by accounting standards.

Other operating costs are the large residual. Most of them represent payments made for services provided by third parties (roading maintenance for example) or for raw materials (fuel, medicines or inventory for example). They also include other day-to-day operating costs.
		Depreciation Expenses:
656	652	Buildings	701	651
90	89	Electricity distribution networks	86	88
136	143	Electricity generation assets	143	135
178	171	Specialist military equipment (SME)	168	164
190	209	State highways	199	203
134	86	Aircraft (excluding SME)	105	51
575	715	Other plant and equipment	676	484
379	119	Other assets	99	103

2,338	2,184	Total Depreciation Costs	2,177	1,879
		Other Operating Expenses:
731	697	Rental and leasing costs	712	601
190	269	Change in provision for doubtful debts	67	345
36	144	Write-off of bad debts	188	73
47	47	Goodwill amortised	84	23
17	18	Audit fees	20	17
5	4	Fees paid to auditors for other services	5	5
89	35	Asset impairment losses	19	31
306	292	Grants paid	306	289
292	305	Lottery prize payments	301	309
—	(24)	Loss/(gain) on sale of assets	19	(18)
—	—	Net revaluation losses	447	37
16,766	17,396	Other operating expenses	18,220	15,886

20,817	21,367	Total Operating Expenses	22,565	19,477

Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
		NOTE 8: Cash and Marketable Securities, Deposits and Equity Investments
		By Category:
527	2,148	Total Cash	2,732	2,274
15,240	13,910	Marketable securities and deposits	15,505	13,914
2,867	4,386	Equity investments (eg, shares)	4,734	1,980
1,047	966	Reserve position at the IMF	1,067	1,016
19,154	19,262	Total MSDs and Equity Investments	21,306	16,910

19,681	21,410	Cash and MSDs and Equity Investments	24,038	19,184

		By Portfolio Management:
8,724	10,001	Reserve Bank and NZDMO managed funds	11,348	10,621
1,890	1,884	NZS Fund (with NZDMO at present)	1,884	615
3,160	2,695	Government Superannuation Fund	2,636	1,940
1,546	1,266	EQC portfolio	1,224	769
2,847	2,440	ACC portfolio	3,403	2,046
987	976	Other holdings	811	919

19,154	19,262	Total MSDs and Equity Investments	21,306	16,910

        The asset values above are net of any cross-holdings. For example, the asset portfolios of the GSF, EQC and ACC currently all hold amounts of New Zealand Government stock. For financial reporting purposes these amounts are eliminated within the combined financial statements. The total portfolios, including cross-holdings of New Zealand Government stock, are shown below, along with commentary on the restricted nature of some of the assets (for example the GSF assets are only available for the payment of GSF benefits—because of the restricted nature of these assets they are excluded from the definition of net core Crown debt).

Nature of financial assets—some are restricted in their purpose

        Within the financial assets above, several portfolios are restricted in their nature in that they are only available to meet very specified purposes and are not available (by statute or other reasons) for general use by the Crown. It is for this reason that such assets are excluded from the definition of net debt—one of the Crown's key fiscal policy indicators.

New Zealand Superannuation Fund

        The assets of the NZS Fund is the Government's means of building up assets to partially pre-fund future New Zealand superannuation expenses and may only be used for New Zealand Superannuation. The assets in this fund total $1.9 billion. The Government's contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure superannuation entitlements over the next 40 years can be met.

Government Superannuation Fund

        The GSF Authority administers the portfolio of the GSF totalling $3.2 billion. These assets result from contributions by beneficiaries built up through time and can only be applied to the ongoing payment of GSF benefits (as provided by the GSF Act). Also refer Note 16.

EQC—Natural Disaster Fund (NDF)

        The EQC is New Zealand's primary provider of seismic disaster insurance to residential property owners. The EQC administers the NDF, comprising capital and reserves. The EQC draws on the NDF money to pay out claims for damage caused by natural disasters.

ACC portfolio

        ACC manages the ACC scheme. At present there is a substantial outstanding claims liability associated with past claims around $9.2 billion. To manage the payment of these claims in the future, ACC is building up a matching portfolio of assets. The target is to have the residual claims fully funded by 2014. Also refer Note 17.

		Individual Portfolio Information (including cross-holdings of New Zealand Government stock)
1,890	1,884	NZS Fund	1,884	615
3,606	2,993	GSF net assets	3,182	3,287
4,019	4,295	ACC portfolio	4,922	3,643
4,418	3,973	EQC portfolio	4,062	3,944
Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
		NOTE 9: Advances
5,531	5,322	Student loans (see analysis below)	5,370	4,749
—	500	Kiwibank mortgages	501	43
76	74	Residential care loans	68	66
—	—	Contact Energy Limited	—	48
42	45	Mâori development rural lending	43	42
30	29	Forestry encouragement loans	28	30
7	6	Catchment authorities	6	7
35	249	Other	284	239

5,721	6,225	Total Advances	6,300	5,224

		Analysis of Student Loans
		Outstanding balance
6,188	6,155	Total loans outstanding (including interest)	6,094	5,386
(657)	(833)	Total provisions (capital and interest)	(724)	(637)
5,531	5,322	Total Student Loans	5,370	4,749
		Movement during the year
4,798	4,749	Opening balance	4,749	4,143
1,052	952	Amount advanced in current year	952	935
386	399	Interest accrued on outstanding loan balances	393	335
(279)	(251)	Repayment of base capital	(252)	(246)
(175)	(168)	Repayment of accrued interest	(186)	(149)
(258)	(367)	Interest written off and movement in provision for interest write-offs and doubtful debts	(291)	(276)
7	8	Other movements	5	7

5,531	5,322	Closing Balance	5,370	4,749

Provision for student loans

        The methodology used to provide for student loans contains a capital and an interest component. These provisions are periodically reviewed for appropriateness and the methodologies updated where necessary.

Capital provision

        The provision on the outstanding capital issued is 11.4% (2002: 11.4%). The key variables that impact on the expected level of write-off relate to death and bankruptcy write-offs as well as debt that will not be collected because of retirement, child-rearing or disability because these borrowers do not meet the repayment threshold obligation. The underlying assumptions regarding the borrowing characteristics and income growth profiles of borrowers and the expected level of defaulters are based on the most current information. The provision is sensitive to the assumptions on borrowing characteristics and income growth profiles, and so will be regularly reassessed as new information becomes available. A 1% shift will impact on the provision level by around $50 million.

Interest write-off provision

        The provision for interest write-offs on interest accrued after 31 December 1999 was reviewed in light of changes to Government policy, resulting in a substantial increase in the provision level to 70% (from 17%). This reflected changes to the student loan scheme allowing the full write-off of interest while students continue to study along with the increased income thresholds used to determine repayments through the income tax system. The effective provision for interest write-offs from 1 January 2002 was around 57% and from 1 January 2003 it was approximately 46.5%. The interest rate provision is reviewed annually.

Fair value

        The fair value of the student loan debt as at 30 June 2003 is calculated to be $5,592 million. The fair value has been calculated using a new model constructed for the Ministry of Education based on a new integrated data set of students' educational and demographic information with data on loans and income that is held securely by Statistics New Zealand. The fair valuation model considers current debt owed by borrowers of various characteristics including assumptions regarding their future income. Among other assumptions, critical is the discount rate which is based on the after-tax risk-free rate plus a risk premium (total discount rate around 4.5%). A 1% shift in the discount rate alters the value by between $217 million and $233 million. The 2003 Student Loan Annual Report will contain more information on the student loan scheme.

Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
		NOTE 10: Receivables
5,023	4,496	Taxes receivable	5,375	4,690
3,464	3,488	Accounts receivable	4,262	3,406
97	252	Receivable from the sale and purchase of Maui gas	200	280
156	162	Prepayments	306	228

8,740	8,398	Total Receivables	10,143	8,604

		NOTE 11: Other Investments
130	99	International Bank for Reconstruction and Development	89	106
119	96	Asian Development Bank	92	104
148	109	Other	83	76

397	304	Total Other Investments	264	286

Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
		NOTE 12: Property, Plant and Equipment
		By Type
		Gross Carrying Value
3,388	5,696	Land (valuation)	6,748	7,085
442	435	Properties intended for sale (lower of book value or NRV)	454	486
19,935	18,568	Buildings (valuation)	19,092	17,510
2,931	2,255	Electricity distribution network (valuation)	2,178	2,170
1,237	1,893	Electricity generation assets (cost)	1,253	1,173
1,835	1,898	Aircraft (ex SME) (valuation)	1,234	1,580
11,468	12,183	State highways (valuation)	12,556	11,945
3,022	3,200	Specialist Military Equipment (valuation)	3,098	2,768
7,097	8,419	Other plant and equipment (cost)	8,584	7,534
5,815	5,297	Other assets (valuation)	5,331	5,475

57,170	59,844	Total Gross Carrying Value	60,528	57,726

		Accumulated Depreciation
2,919	2,541	Buildings	1,503	1,411
921	233	Electricity distribution network	198	165
152	169	Electricity generation assets	174	117
80	86	Aircraft (ex SME)	—	—
190	209	State highways	—	—
758	756	Specialist military equipment	756	589
4,097	4,539	Other plant and equipment	4,776	4,163
1,024	579	Other assets	454	745

10,141	9,112	Total Accumulated Depreciation	7,861	7,190

		Net Carrying Value
3,388	5,696	Land (valuation)	6,748	7,085
442	435	Properties intended for sale (lower of book value or NRV)	454	486
17,016	16,027	Buildings (valuation)	17,589	16,099
2,010	2,022	Electricity distribution network (valuation)	1,980	2,005
1,085	1,724	Electricity generation assets (cost)	1,079	1,056
1,755	1,812	Aircraft (ex SME) (valuation)	1,234	1,580
11,278	11,974	State highways (valuation)	12,556	11,945
2,264	2,444	Specialist military equipment (valuation)	2,342	2,179
3,000	3,880	Other plant and equipment (cost)	3,808	3,371
4,791	4,718	Other assets (valuation)	4,877	4,730

47,029	50,732	Total Net Carrying Value	52,667	50,536

		By holding
46,559	50,068	Freehold assets	52,167	50,069
470	664	Leasehold assets	500	467

47,029	50,732	Total Net Carrying Value	52,667	50,536

State highways

        The state highways comprise the land, formation works, road structure, drainage works and traffic facilities of the roads, plus bridges, culverts, tunnels, stock and pedestrian underpasses, protection works and retaining structures. The land was valued on a fair value basis while other elements of the state highways were valued on the basis of depreciated replacement cost. After allowing for new works and depreciation during the year to 30 June 2003, the depreciated replacement cost is assessed at $12,556 million ($11,945 million as at 30 June 2002).

        Replacement costs were determined by estimating the costs of new construction of the network by the most appropriate method of construction. The methodology applied used information from the road assessment and maintenance management (RAMM) database and the bridge inventory held by Transit New Zealand. This information was supplemented by local knowledge and expertise of valuers (Opus International Consultants).

Other assets

        There are difficulties associated with obtaining an objective valuation for some of the Crown's assets. These are discussed below:

National archives

        Archives in the possession of Archives New Zealand have been valued at a best estimate of fair value as at 30 June 2003. Determination of the fair value of $527 million at 30 June 2003 ($524 million as at 30 June 2002) was based on the application of indicative benchmark values to relevant categories of archives, plus individual valuation of exceptional items. The indicative benchmark values were based on an independent valuation of samples from each category of recent sales of items that reflect the type of archive held. If no recent sales have occurred, an assessment of value compared with other categories has been used. The values of the exceptional items are based on a valuation supplied by an international auction house.

National library collections

        The Heritage Collections are valued at fair value, which reflects section 11 of the National Library of New Zealand (Te Puna Mâtauranga o Aotearoa) Act 2003 that requires the Crown to own the collections of the Alexander Turnbull Library in perpetuity. The Heritage Collections were valued at 30 June 2003 at $850 million ($651 million as at 30 June 2002). The valuation was performed by National Library staff, with the valuation methodology reviewed by an appropriately qualified valuer. The Heritage Collections are not depreciated.

        The General and Schools Collections are recorded at historical cost of $20 million ($20 million as at 30 June 2002).

National parks, forest parks, conservation areas and recreational facilities

        The Conservation Estate was revalued as at 30 June 2002. The latest valuation adjusted for purchases and sales during the year has been used to determine a value for these assets of $1,645 million as at 30 June 2003 ($1,638 million as at 30 June 2002). The valuation of the Conservation Estate was based on rateable valuations prepared by Quotable Value New Zealand and which was independently reviewed by valuersnet.nz.

        The Department of Conservation recreational facilities are recorded at their valuation as at 30 June 2002 adjusted for depreciation and purchases and sales during the year, which gives a carrying value of $267 million as at 30 June 2003 ($197 million as at 30 June 2002). The recreational facilities are subject to an asset management plan and are recorded in the Visitors Assets Management System (VAMS).

        The fences that border Conservation Estate areas or form part of the recreational facilities have been recorded for the first time in the Crown financial statements. The fences have been valued at $94 million as at 30 June 2003. Five of the 49 areas were sampled and valued by an independent valuer. This was extrapolated by an independent statistician to provide a national value. This sample will be extended to the remaining areas over the next two years.

        The use and disposal of all the Crown land managed by the Department of Conservation is determined by legislation, in particular Reserves Act 1977 and the National Parks Act 1980.

        The Crown land managed by the Department is not subject to mortgages or other charges or treaty claims. Some areas may be subject of leases, licences or permits issued by the Department under concession provisions of the relevant legislation.

Parliamentary Library

        The Parliamentary Library has been valued at $28 million ($28 million as at 30 June 2002) using depreciated replacement cost.

Crown Research Institutes "collection type" asset values

        The Crown, when establishing Crown Research Institutes in 1992, transferred various national databases and reference collections to individual Institutes at nil value. No reliable valuation is able to be obtained for these assets, and so they remain at nil value. Many of the databases and collections were specifically identified by the Foundation of Research, Science and Technology as being of significant importance and as such have covenants attached to them restricting an Institute's ability to deal with them.

NOTE 13: Accounting Treatment of TEIs and Non-Combination of Offices of Parliament

        Section 27(2) of the Public Finance Act 1989 (the Act) requires the Crown to prepare financial statements in accordance with generally accepted accounting practice. Section 27(3) of the Act also requires the Crown to record its interest in entities such as Offices of Parliament and Crown entities within its financial statements.

        The applicable financial reporting standards (FRSs) that determine the basis of combination of entities that make up the Crown reporting entity are FRS 37: Consolidating Investments in Subsidiaries and FRS 38: Accounting for Investments in Associates.

        FRS 37 provides the basis for establishing whether the Crown's interest in an entity should be line-by-line combined. The control test in FRS 37 requires consideration of both the Crown's level of power and the benefit in relation to entities.

        FRS 37 is not clear about how the definition of control in FRS 37 should be applied in some circumstances in the public sector, particularly where legislation provides certain public sector entities with statutory autonomy and independence. Treasury's view is that line-by-line combination of such entities would provide a more conceptually complete and consistent picture of the Government's financial activities and position. However, given the lack of clarity in applying FRS 37, the 2003 Crown financial statements:

  •
  exclude Offices of Parliament—The Crown cannot unilaterally determine these entities operating and financing policies, nor significantly influence these entities. In addition the relationship of these entities is primarily with Parliament. As at 30 June 2003, these entities had total expenses of $46 million, total assets of $11 million and liabilities of $7 million (ie, net worth of $4 million)

  •
  equity account the TEIs as the Crown cannot unilaterally determine their operating and financing policies, but does have a number of powers in relation to these entities.

        Over the coming year the Government intends to:

  •
  widen the definition of the reporting entity from the Crown to a whole-of-government definition to take account of constitutional separation of powers to enable Offices of Parliament to be combined on a line-by-line basis

  •
  seek clarification of FRS 37 from the Accounting Standards Review Board on the issue of whether entities with statutory independence and autonomy should be combined on a line-by-line basis.

        The following table shows the financial effect if the revenue, expenses, assets and liabilities of TEIs were line-by-line combined and contrasts this with the treatment in the financial statements of equity accounting TEIs' net surpluses and net assets. If TEIs were line-by-line combined there would be an increase in total revenues and expenses, total Crown debt and total assets and liabilities. The operating balance and net worth are the same under both accounting treatments.

        Note that the following table indicates the total revenues and expenses of TEIs in the second column. However, the impact on the total Crown results from combining TEIs line by line would be to increase revenues and expenses, but only to the extent the TEI totals were not funded by the Crown (ie, by the amount in the third column). The balance sheet would alter as indicated in the following table. Adjustments of a similar amount have been made to 2002 comparatives and the Budget comparatives in the financial statements (as the Budgets assumed line-by-line combination of TEIs).

TEIs as at 30 June 2003 $ millions	Equity accounting (current treatment)	Full line-by-line combination	Impact on total Crown results
			( ) = reduce item
Operating Results
Revenues	—	2,939	(1,418)
Expenses	—	(2,788)	(1,267)
Net surplus of TEIs	151	—	151

Operating Balance (no change)	151	151	—
Assets and Liabilities
Financial assets	—	655	(655)
Property, plant and equipment	—	4,312	(4,312)
Other assets	—	209	(209)
Net investment in TEIs	4,212	—	4,212
Gross debt	—	(131)	(131)
Other liabilities	—	(833)	(833)

Net Worth (no change)	4,212	4,212	—

NOTE 14: Intangible Assets (including goodwill)

        Goodwill and intangible assets as at 30 June 2003 total $1,075 million ($754 million as at 30 June 2002). Intangible assets (including goodwill) comprise:

	30 June 2003	30 June 2002
	$m	$m
Intangible assets	465	110
Goodwill	610	644
Total Intangible Assets	1,075	754

        Intangible assets primarily relate to leases, licences and derivatives that Meridian Energy acquired on purchasing Southern Hydro Pty Limited on 30 April 2003. The total assets and liabilities acquired equal $746 million and $77 million respectively.

        Goodwill is primarily made up of:

  •
  remaining goodwill on acquisition of Air New Zealand of $399 million ($446 million as at 30 June 2002). It is amortised over a 10-year period. This results in an expense of $47 million per year

  •
  goodwill on acquisitions by SOEs.

        The following table reconciles the movements in goodwill during the year.

Description	$m
Opening balance as at 1 July 2002	644
Goodwill acquired during the period	50
Goodwill derecognised on sale of the business to which it related	—
Goodwill amortised during the period	(84)
Closing balance as at 30 June 2003	610

NOTE 15: Payables and Provisions

Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
5,038	5,825	Accounts payable and accruals	7,054	5,875
1,938	1,924	Taxes repayable	2,154	1,926
378	280	Provisions	588	650
686	685	National Provident Fund guarantee	882	685
1,086	1,041	Provision for employee entitlements	1,200	1,094

9,126	9,755	Total Payables and Provisions	11,878	10,230

The Crown guarantees the payment of benefits by the National Provident Fund Board. The actuarial valuation report on these schemes as at 31 March 2003, prepared in June 2003 by PriceWaterhouseCoopers, has indicated the DBP Annuitants Scheme, which contains pensioners only, has an actuarial deficit of $882 million, an increase of $197 million from 30 June 2002.
		Analysis of Provisions
365	650	Opening balance	650	633
369	132	Additional provisions made in the year	245	415
(356)	(394)	Provisions used in period	(175)	(320)
—	(108)	Reversal of previous provision	(132)	(78)

378	280	Closing Balance	588	650

NOTE 16: GSF Liability

        The GSF liabilities have been calculated by the Government Actuary as at 30 June 2003. The liabilities arise from closed schemes for past and present public sector employees (set out in the GSF Act 1956). A Projected Aggregate Funding Method, based on balance-date membership data, is used for the valuation. This method requires the benefits payable from the GSF in respect of past service to be estimated and then discounted back to the valuation date.

        The GSF net unfunded liability included in the 30 June 2003 Crown financial statements was $10,675 million. This is an increase of $1,752 million compared with 30 June 2002. The primary reason for the increase in the gross liability has been the movements in economic assumptions of around $1,400 million.

        The significant change in economic assumptions has been in the average after-tax discount rate to 4.0% (4.9% at 30 June 2002). The other principal long-term financial assumptions used in the calculation remained unchanged, which were an inflation rate of 2.0% and an annual salary increases rate, before any promotional effects of 3.0%. The remainder of the increase is due to changes in data ($323 million) and actual Fund experience ($29 million).

        The GSF net unfunded liability is $246 million higher than what was forecast at the 2003 Budget. The increase was largely due to a change in the average after-tax discount rate to 4% (4.1% at the

2003 Budget). This has been partially offset by international equity prices performing better than expected over the last quarter of the financial year.

Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
		GSF Liability and Asset Information
		Gross GSF Liability
11,702	12,210	Opening gross liability	12,210	11,979
(43)	1,212	Net projected change	1,647	231

11,659	13,422	Closing Gross Liability	13,857	12,210

		Less Net Assets Available to the GSF Scheme
3,583	3,287	Opening asset value	3,287	3,492
		Net projected change:
—	(145)	—Investment valuation changes	82	(222)
23	(149)	—Contributions and other income less membership payments	(187)	17

23	(294)	Total projected change	(105)	(205)

3,606	2,993	Closing Net Asset Values	3,182	3,287

		Net Unfunded Liability of the GSF Schemes
8,119	8,923	Opening unfunded liability	8,923	8,487
(66)	1,506	Net projected change	1,752	436

8,053	10,429	Net Unfunded Liability	10,675	8,923

NOTE 17: ACC Claims Liability

Claims Obligation

        The ACC outstanding claims liability is the amount of funds required to be invested now, so that together with the future investment earnings on those funds ACC has enough funding to meet the estimated future payment obligations on its current claims.

Liability Calculation

        Trowbridge Deloitte Limited, Consulting Actuaries, have prepared the independent actuarial estimate of the ACC outstanding claims liability as at 30 June 2003. This estimate includes the expected future payments relating to accidents that occurred prior to balance date (whether or not the associated claims have been reported to, or accepted by, ACC) and also the expected administrative expenses of managing these claims.

        The estimate of the claims liability prepared as at 30 June 2003 was $9,155 million. This is an increase of $1,654 million compared with 30 June 2002. The primary reason for the increase in the claims liability is the movement in economic assumptions.

        Changes in economic assumptions have increased the claims liability by around $1,150 million. Within the economic assumptions the two significant drivers are a decrease in discount rates to 5.5% (6.8% at 30 June 2002) and an increase in the long-term Labour Cost Index (LCI) to 2.3% (2.0% at 30 June 2002). Both movements result in an increase in the claims liability. The remainder of the increase can be broadly attributed to future costs of claims incurred during the year, scheme experience and changes to claims valuation bases.

Valuation Movement Due to Experience and Assumption Changes

        If the assumptions underlying the 30 June 2002 valuation were used, the estimated 30 June 2003 valuation would be $7,808 million. The actual valuation for 30 June 2003 was $9,155 million. The difference in the two numbers was $1,347 million. This is shown in the following table:

	As at 30 June 2003	As at 30 June 2002	Variance
	$m	$m	$m
30 June 2002 liability	7,501	7,501	—
30 June 2003 liability	9,155	7,808	(1,347)

Change in Liability	1,654	307	(1,347)

        The $1,347 million movement reflects changes in underlying assumptions and actual experience of the scheme. The main changes in the experience and assumptions between years have been outlined above.

Forecast			Actual
2002 Budget	Estimated Actual		30 June 2003	30 June 2002
$m	$m		$m	$m
		ACC Liability and Asset Information
		Gross ACC Liability
7,500	7,501	Opening gross liability	7,501	7,141
306	1,200	Net change	1,654	360

7,806	8,701	Closing Gross Liability	9,155	7,501
		Less Net Assets Available to ACC
3,905	3,865	Opening net asset value	3,865	3,262
502	662	Net change	1,036	603

4,407	4,527	Closing Net Asset Values	4,901	3,865
		Net ACC Reserves (net liability)
(3,595)	(3,636)	Opening reserves position	(3,636)	(3,879)
196	(538)	Net change	(618)	243

(3,399)	(4,174)	Closing Reserves Position (net liability)	(4,254)	(3,636)
ACC Reserves by Account
Residual Claims Account			(1,443)	(1,279)
Motor Vehicle Account			(1,777)	(1,437)
Non-Earners' Account			(1,122)	(955)
Medical Misadventure Account			(198)	(203)
Earners' Account			180	128
Self-Employed Work Account			(2)	(6)
Employers' Account			108	116

Account Reserves			(4,254)	(3,636)

        The ACC reserves disclosed above represent the net assets and liabilities for each of the various accounts operated by ACC. Details on how the unfunded liability of each account will be managed in the future are contained in the 2003 ACC Annual Report (broadly the policy is to fully fund the major accounts by 2014).

NOTE 18: Revaluation Reserves

		Movement in Asset Revaluation Reserves
8,090	12,672	Opening Balance	12,672	8,488
		Net Revaluations
—	92	Land and buildings	2,078	3,393
—	—	State highways	444	736
—	—	TEIs	275	(68)
—	18	Other assets	198	126

—	110	Total Net Revaluations	2,995	4,187
—	4	Transfers to taxpayer funds	(43)	(3)

8,090	12,786	Closing Asset Revaluation Reserve	15,624	12,672

		Asset Revaluation Reserve (by component total)
3,476	7,100	Land and buildings	9,021	6,945
709	709	Electricity generation assets	709	709
1,778	2,514	State Highways	2,958	2,514
768	699	TEIs	974	699
1,359	1,764	Other assets	1,962	1,805

8,090	12,786	Closing Asset Revaluation Reserve	15,624	12,672

NOTE 19: Foreign Currencies

        All monetary amounts in these financial statements are expressed in New Zealand dollars. The New Zealand dollar closing rates for major currencies were:

	30 June 2003	30 June 2002
United States dollar	0.58200	0.48900
Japanese yen	69.76500	58.42000
British pound	0.35185	0.32025
Euro	0.50895	0.49495

NOTE 20: Risk Management

        The Crown is subject to a number of financial risks which arise as a result of its debt portfolio, investment activities and transactions with foreign suppliers that are undertaken by the entities that make up the Crown reporting entity.

        These entities are generally responsible for ensuring appropriate risk management strategies and policies are in place within any mandate provided by legislation. Key risk management strategies across the Crown include:

Core Crown

        The core Crown is risk adverse and seeks to minimise net finance costs associated with its debt management and foreign reserve policies.

  •
  NZDMO is responsible for the efficient management of the core Crown's debt and associated assets. NZDMO's goal is to maximise the long-term economic return on the core Crown's debt.

  •
  The Crown has a foreign-reserve policy that requires the Reserve Bank to manage sufficient levels of foreign currency reserves to intervene in New Zealand's currency markets. Detailed policy disclosure of the Reserve Bank can be found in its Annual Report.

  •
  The GSF and NZS Fund are required to maximise value through prudent best commercial practice.

SOEs and Crown entities

  •
  The State-Owned Enterprises Act 1986 requires SOEs to operate commercially. With the varying nature of the activities of SOEs, each individual entity has its own risk management strategies (eg, the electricity industry is exposed to electricity spot rate movements and the other's are is exposed to fuel price movements). Detailed policy disclosure can be found in individual entity financial statements.

  •
  As with SOEs, individual Crown entities are responsible for ensuring that they have risk management strategies appropriate to their operations. For example, ACC and the EQC will have specific policies in relation to the investment portfolios they manage. Detailed policy disclosure can be found in individual entity financial statements.

        The following textual disclosures focus mainly on the policies of the NZDMO as they are not published elsewhere. The financial information is for the total Crown.

NZDMO risk management

Nature and extent of activities

        The NZDMO, established in 1988, is part of the New Zealand Treasury and is responsible for the efficient management of the Crown's debt and associated assets within an appropriate risk management framework. NZDMO's strategic objective is to maximise the long-term economic return on the Crown's financial assets and debt in the context of the Government's fiscal strategy, particularly its aversion to risk. NZDMO's major responsibilities involve the following:

  •
  Financing the core Crown's gross borrowing requirement, managing foreign currency assets required to meet net foreign currency interest and principal payments, and settling and accounting for all debt transactions.

  •
  Disbursing cash to departments and facilitating departmental cash management.

  •
  Undertaking lending to Crown entities and SOEs and facilitating and executing derivatives transactions, in accordance with Government policy.

  •
  Providing debt servicing estimates and accounting reports for fiscal forecasting and reporting purposes.

  •
  Providing capital markets advice for other areas of the Treasury, other departments, and Crown entities.

  •
  Maintaining and enhancing, where appropriate, relationships with investors who hold, or are potential holders of, New Zealand government securities and with financial intermediaries and the international credit rating agencies.

Risk management

        With ministerial approval, NZDMO maintains a portfolio and risk management framework within which it operates. That includes NZDMO's strategic objective, objectives for New Zealand dollar-denominated and foreign-currency debt, the instruments in which NZDMO may transact, limits in respect of market and credit risk utilisation, composition requirements for the liquidity asset portfolio, and maturity profile requirements.

        NZDMO's risk management framework has been in place since NZDMO was established. However, the specifics of implementation have been, and are, subject to continuous improvement as resources allow and as information technology capability and analytical techniques have improved. Careful prioritisation ensures that resources are allocated to managing the most significant risks first and that fundamental risks are covered. In addition, NZDMO periodically commissions reviews of its risk management framework and practices, including the strategic parameters of the portfolio, by external experts.

        The basis of operation is well defined, including the legal authority to borrow and service debt and NZDMO's internal organisation. Internal operations are managed through an established risk culture, body of policies, ethical guidelines and codes of conduct, defined responsibilities and accountabilities, formal delegations, segregated duties, limits, reporting and performance management requirements, procedural manuals, and established processes.

Credit risk

        Credit risk refers to the risk of a loss due to the non-performance by counterparties to discharge an obligation.

        Financial instruments which subject the Crown to credit risk include bank balances, receivables, advances, investments, interest rate options, forward rate agreements, foreign exchange forward contracts, foreign exchange swaps, interest rate swaps and foreign currency options.

The core Crown manages its exposure to credit risk by:

  •
  maintaining credit exposure only with highly rated institutions, for which the probability of default is low. The creditworthiness of counterparties is continuously monitored

  •
  ensuring diversification of credit exposure by limiting the exposure to any one financial institution

  •
  in some instances requiring a form of collateral from certain counterparties to provide security against the exposure to individual counterparties.

        In general the SOEs and Crown entities adopt similar strategies to the core Crown to manage their exposure to credit risk.

        Since there is no significant concentration of credit risk exposure on receivables and advances they have been excluded from the tables below.

        The tables disclosed below are prepared on a whole of Crown basis.

Concentration risk of credit exposure

        As at 30 June 2003 the concentrations of credit exposure by industry type were as follows:

30 June 2003
$m
Sovereign issuers (excluding New Zealand sovereign-guaranteed)	6,979
Supranational financial institutions	1,319
Foreign banks	4,623
Other	11,117

Total Credit Exposure	24,038

        As at 30 June 2003 the concentrations of credit exposure by geographical area were as follows:

30 June 2003
$m
USA	5,250
Europe	5,276
Japan	274
Australia	1,532
New Zealand	10,306
Supranational	1,319
Other	81

Total Credit Exposure	24,038

        As at 30 June 2003 the concentrations of credit exposure by credit rating using the lower rating of Standard & Poors or Moody's were as follows:

		30 June 2003	% of 2003 credit exposure
		$m
	AAA	8,944	37.2%
	AA	7,029	29.2%
	A	2,377	9.9%
IMF reserve position		1,067	4.4%
Non-rated and other(2)		4,621	19.2%

Total Credit Exposure		24,038	100%

(2)
The non-rated and other credit rating amount largely relate to equity investments held by GSF, ACC and EQC.

Collateral

        For swaps transacted under NZDMO's customised ISDA swap documentation, collateral may be required when the mark-to-market exposure exceeds the credit exposure limit for that counterparty.

        As at 30 June 2003 the Crown held the following as collateral against counterparties under credit support annexes to master swap agreements in respect of swap transactions.

30 June 2003
$m
Cash deposits	480
US dollar treasury bills	—

Total Collateral Held	480

Settlement exposure

        The settlements process involves the receipt and payment of funds and securities, and default by a settlement agent would result in NZDMO being unable to make or receive payments with that agent.

        The nature of NZDMO's business is such that large amounts may be settled on one day. For that reason, monetary limits are not placed on NZDMO's exposure to transaction banks, custodians, fiscal agents and clearing brokers. NZDMO manages risk in respect of those institutions through its procedures for selecting and monitoring its transaction settlement agents.

Interest rate risk

        Interest rate risk refers to the risk of loss due to adverse movement in interest rates. In general interest rate risk is managed strategically by issuing a mix of fixed and floating rate debt, including interest rate swaps. Derivative transactions outstanding as at 30 June 2003 are disclosed on page 72.

Foreign exchange risk

        Foreign exchange risk refers to the risk of loss due to adverse movements in foreign exchange rates. The range of instruments currently being used to minimise the Crown's exposure to foreign exchange risk includes currency and interest rate swaps, foreign-exchange contracts and futures contracts.

Market risk

        NZDMO manages interest-rate risk and foreign-currency risk in an integrated manner.

        Unless otherwise directed by the Minister of Finance, core Crown net foreign-currency debt is kept close to zero. In addition, the Crown has specified conservative position and loss limits, which allow some discretionary trading to take place. NZDMO incurs market risk from that tactical activity due to movements in interest rates and foreign exchange rates.

VAR and stop-loss limits

        NZDMO manages market risk associated with tactical trading through the use of value at risk (VAR) limits and stop-loss limits. It maintains a VAR limit for the overall tactical portfolio and also VAR limits for individual currency sub-portfolios. The limits are expressed over daily, monthly and annual time horizons at a 95% confidence level and reflect the risk tolerance of the Government in respect of tactical activity undertaken by NZDMO.

        Stop-loss limits are in place to protect NZDMO from further losses once actual losses reach a certain point. They reflect the tolerance of the Government in respect of maximum acceptable losses over monthly, quarterly and annual time horizons.

        NZDMO uses back-testing to evaluate the performance of its VAR model. Actual profit and loss are compared with the market risk estimates calculated using the VAR model to determine its integrity and performance. Consistent with industry best practice, NZDMO supplements VAR with stress-testing to understand how extreme or unusual events would impact on the portfolio.

Domestic debt portfolio

        The New Zealand dollar debt portfolio is driven by a set of principles that support NZDMO's debt management objective, rather than one strategic benchmark. These principles are used to manage the risks and costs of the New Zealand dollar debt portfolio and help NZDMO issue debt cost effectively. The market value of New Zealand dollar debt is not actively managed.

        NZDMO builds benchmark bonds to improve liquidity in the market and, consequently, reduce the Crown's cost of borrowing. To diversify interest-rate risk and lower the cost of the portfolio, NZDMO maintains a mix of fixed-rate and floating-rate debt and uses interest rate swaps. Inflation-indexed debt makes up a component of the portfolio and is issued when it is cost effective to do so. NZDMO is committed to transparency, predictability and even-handedness. When issuing debt, NZDMO samples interest rates throughout the year by conducting around 10 auctions of Government bonds and weekly auctions of treasury bills.

Refinancing/repricing risk

        As at 30 June 2003 assets and liabilities will mature or reprice within the following periods:

	Effective interest rate(3)	Total 30 June 2003	0-12 months	1-2 years	2-5 years	5-10 years	>10 years
Domestic Assets
Cash and deposits	0-6.8	2,533	2,512	21	—	—	—
Marketable securities	5.2-5.8	7,128	6,813	160	148	7	—
Others	0-18.0	2,574	2,439	12	68	55	—
Domestic Liabilities
Government stock	6.4	18,745	3,036	2,680	4,366	7,372	1,291
Treasury bills	5.5	5,317	5,317	—	—	—	—
Retail stock	5.3	818	670	57	91	—	—
Other	0.7-8.3	5,239	3,204	442	1,170	289	135
Foreign Assets
Cash and deposits	0.9-5.5	686	686	—	—	—	—
Marketable securities	1.6-3.3	4,786	2,955	424	1,073	294	40
Others	1.2	6,331	6,269	5	8	43	6
Foreign Liabilities
Foreign currency debt	1.7-9.0	8,166	5,093	778	1,708	387	200

(3)
Where ranges of effective interest rates are provided above these are based on the weighted average rates provided by reporting entities.

Liquidity risk

        Liquidity risk refers to the loss due to the lack of liquidity preventing quick or cost-effective liquidation of products, positions or portfolios.

        Liquidity risk is managed on an individual entity basis, which generally requires entities to hold assets of appropriate quantity and quality to meet all their obligations as they fall due.

Derivatives

        The Crown's involvement in derivatives comprises currency and interest rate swaps, foreign exchange and futures contracts, foreign exchange and interest rate options outstanding.

	30 June 2003 Book value	30 June 2003 Fair value	30 June 2003 Notional value
	$m	$m	$m
Foreign exchange contracts	104	100	6,302
Foreign exchange options	2	10	75
Currency swaps in gain position	232	406	4,582
Currency swaps in loss position	(376)	(376)	2,307

Net currency swaps	(144)	30	6,889
Interest rate options	20	20	140
Interest rate swaps in gain position	277	844	7,907
Interest rate swaps in loss position	(20)	(476)	7,155

Net interest rate swaps	257	368	15,063
Futures in gain position	26	34	1,747
Futures in loss position	(2)	(2)	169

Net futures	24	32	1,916

Net Derivative Instruments	263	560	30,384

Fair value of financial instruments

        As at 30 June 2003 the fair values of assets and liabilities were as follows:

	30 June 2003 Book value	30 June 2003 Fair value
Domestic Assets
Cash and deposits	2,533	2,564
Marketable securities	7,128	7,298
Others	2,574	2,598
Domestic Liabilities
Government stock	18,745	20,339
Treasury bills	5,317	5,325
Retail stock	818	820
Other	5,239	4,518
Foreign Assets
Cash and deposits	686	686
Marketable securities	4,786	5,124
Others	6,331	6,320
Foreign Liabilities
Foreign currency debt	8,166	9,407

        The carrying amount of receivables and advances is similar to their fair values.

Note 21: Contingent Liabilities and Contingent Assets

	30 June 2003	30 June 2002
	$m	$m
Guarantees and indemnities	418	121
Uncalled capital	2,641	3,068
Legal proceedings and disputes	242	342
Other contingent liabilities	1,316	1,672

Total Quantifiable Contingent Liabilities	4,617	5,203

Total Quantifiable Contingent Assets	129	—

        Only contingent liabilities involving amounts of over $10 million are separately disclosed. Contingent liabilities below $10 million are included in the "other quantifiable contingent liabilities" total. Comparatives have been adjusted where appropriate to align with the disclosure of new "material" contingent liabilities. The total amount of prior years' contingent liabilities remains unchanged.

        Contingent liabilities are costs that the Crown will have to face if a particular event occurs. Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital. The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation. In general, if a contingent liability were realised it would reduce the operating balance and net worth, and increase Crown debt. However, in the case of contingencies for uncalled capital, the negative impact would be restricted to Crown debt.

        Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost. It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

        Contingent assets are potential assets dependent on a particular event occurring. As at 30 June 2003, the Crown had quantifiable contingent assets totalling $129 million (nil at 30 June 2002). $117 million relates to suspensory loans issued by the Ministry of Education to integrated schools.

Guarantees and indemnities

        Guarantees and indemnities are disclosed in accordance with FRS 15 Provisions, Contingent Liabilities and Contingent Assets. In addition, guarantees given under Section 56 of the Public Finance Act 1989 are disclosed in accordance with Section 27(f) of the same act.

Cook Islands—Asian Development Bank (ADB) loans

        Before 1992, the New Zealand Government guaranteed the Cook Islands' borrowing from the ADB. These guarantees have first call on New Zealand's Official Development Assistance to the Cook Islands.

        $18 million at 30 June 2003 ($22 million at 30 June 2002).

Indemnification of receivers and managers—Terralink Limited

        The Crown has issued a Deed of Receivership indemnity to the appointed receivers of Terralink Limited against claims arising from the conduct of the receivership.

        $10 million at 30 June 2003 ($10 million at 30 June 2002).

Indemnification of touring exhibitions

        The Crown has a contingent liability for damages and losses under the scheme for indemnifying touring exhibitions.

        $243 million at 30 June 2003 (nil at 30 June 2002).

Mighty River Power Limited—guaranteed payment obligations

        Mighty River Power Limited have guaranteed payment obligations under letters of credit in relation to bank borrowings under a Standby and Cash Advances Facility and Revolving Advances Facility.

        $50 million at 30 June 2003 (nil at 30 June 2002).

Ministry of Transport—funding guarantee

        The Minister of Finance has issued a guarantee of $10 million to the Transport Accident Investigation Commission. The guarantee allows the Commission to assure payment to suppliers of specialist salvage equipment in the event of the Commission initiating an urgent investigation of any future significant transport accident.

        $10 million at 30 June 2003 ($10 million at 30 June 2002).

Post Office Bank (PostBank)—guaranteed deposits

        In the sale of PostBank to ANZ Banking Group Limited (ANZ), the Crown agreed to continue its guarantee, under the Post Office Bank Act 1987, of certain PostBank deposits lodged with the Bank before 1 July 1988. ANZ agreed to indemnify the Crown for the cost of any liability that may arise from the Crown guarantee. The amount guaranteed reduces as deposits mature.

        $14 million at 30 June 2003 ($15 million at 30 June 2002).

Guarantees and indemnities of SOEs and Crown entities

        $40 million at 30 June 2003 ($27 million at 30 June 2002).

Other guarantees and indemnities

        $33 million at 30 June 2003 ($37 million at 30 June 2002).

Uncalled capital

        The Crown's uncalled capital subscriptions are as follows:

	Uncalled capital at 30 June 2003	Uncalled capital at 30 June 2002
	$m	$m
Asian Development Bank	1,216	1,375
European Bank for Reconstruction and Development	14	14
International Bank for Reconstruction and Development	1,411	1,679

Legal proceedings and disputes

        The amounts under quantifiable contingent liabilities for legal proceedings and disputes are shown exclusive of any interest and costs that may be claimed if these cases were decided against the Crown.

        Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost. It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Health—legal claims

        Claims against the Crown in respect of people allegedly contracting hepatitis C through contaminated blood and blood products.

        $104 million at 30 June 2003 ($112 million at 30 June 2002).

Tax in dispute

        Represents the outstanding debt of those tax assessments raised, against which an objection has been lodged and legal action is proceeding.

        $35 million at 30 June 2003 ($64 million at 30 June 2002).

Legal claims against SOEs and Crown entities

        $17 million at 30 June 2003 ($40 million at 30 June 2002).

Other legal claims

        $86 million at 30 June 2003 ($126 million at 30 June 2002).

Other quantifiable contingent liabilities

International finance organisations

        The Crown has lodged promissory notes with the following international finance organisation:

	30 June 2003	30 June 2002
	$m	$m
IMF	1,131	1,429

        Payment of the notes depends upon the operation of the rules of the organisation.

Reserve Bank—demonetised currency

        The Crown has a contingent liability for the face value of the demonetised $1 and $2 notes issued which have yet to be repatriated.

        $23 million at 30 June 2003 ($23 million at 30 June 2002).

Social Development—claim for judicial review

        A claim for judicial review of the Crown's interpretation and application of Special Benefit direction. The claim seeks representation order for all applicants for the Special Benefit from December 2000 to date.

        $32 million at 30 June 2003 (nil at 30 June 2002).

Transpower New Zealand Limited—other quantifiable contingent liabilities

        In the current self-regulating environment, Transpower operates its revenue setting methodology with an Economic Value (EV) framework that analyses economic gains and losses between those attributable to shareholders and those attributable to customers. The balance of the accumulated gain (loss) from monopoly activities attributable to customers (the EV balance) may be passed on to customers over time. Any such transfer would occur after consideration by Directors of the balance of this account and its likely future movement in order to preserve stability and predictability of prices.

        $68 million at 30 June 2003 ($126 million at 30 June 2002).

Other quantified contingent liabilities of SOEs and Crown entities

        $23 million at 30 June 2003 ($157 million at 30 June 2002).

Other quantifiable contingent liabilities

        $39 million at 30 June 2003 ($63 million at 30 June 2002).

Unquantifiable Contingent Liabilities

        This part of the Statement provides details of those contingent liabilities of the Crown which cannot be quantified.

Institutional guarantees and indemnities

        The following institutional guarantees have been provided through legislation.

Air New Zealand Limited

        The Crown indemnified the directors of Air New Zealand Limited against any liability arising from breaches of sections 135 and 136 of the Companies Act 1993. The indemnities expired on 18 January 2002, but it is possible that claims could arise retrospectively.

        As part of the Air New Zealand Limited settlement with the Voluntary Administrator for the Ansett Group, the Minister of Finance provided the Voluntary Administrator with an indemnity that would be triggered if Air New Zealand Limited were liquidated within two years of the settlement and the settlement monies were sought by the liquidator at that time. The indemnity expires on 3 October 2003 and is for a maximum of A$150 million.

Asure New Zealand Limited

        The Crown has indemnified the directors of Asure New Zealand Limited in the event that they incur any personal liability for redundancies arising from any agreement by international trading partners that allows post-mortem meat inspection by parties other than the Ministry of Agriculture and Forestry, or its sub-contractor.

At Work Insurance Limited

        The Crown has indemnified the liquidators of At Work Insurance Limited (Deloitte Touche Tohmatsu) against various employment-related claims.

Auckland Rail Lease

        The Crown has indemnified Tranz Rail Limited against any losses arising from breaches of the Sale and Purchase Agreement with the Crown relating to the purchase of the Auckland rail lease and infrastructure assets.

CRIs

        The Crown has indemnified the CRIs for any costs arising from certain third-party claims that are the result of acts or omissions prior to the transfer date, for costs of complying with statutes, ordinances and bylaws which relate to or affect certain buildings, and (subject to certain limitations) for the costs of obtaining title to land.

DFC New Zealand Limited (under statutory management) (DFC)

        DFC and the NPF have been indemnified for certain potential tax liabilities.

District health boards (DHBs)

        The Crown has provided transitional indemnities to directors and officers of some DHBs, for liabilities arising from inherited assets and business practices under the Building Act 1991 and the Health and Safety in Employment Act 1992.

District Court Judges, Justices of the Peace, Coroners and Disputes Tribunals

        Section 119 of the District Courts Act 1947 indemnifies District Court Judges acting in their civil jurisdiction. Section 196A of the Summary Proceedings Act 1957 also indemnifies District Court Judges for any liabilities arising as a result of an act done by a Judge in excess of, or without, jurisdiction.

        Section 35 of the Coroners Act 1988 confers on Coroners acting within the Coroner Act 1988 the same privileges and immunities as District Court Judges under the Summary Proceedings Act 1957.

        Under section 197 of the Summary Proceedings Act 1957, Justices of the Peace are similarly covered as long as a High Court Judge certifies that they have acted in good faith and ought to be indemnified.

        Section 58 of the Disputes Tribunal Act 1988 confers on Disputes Tribunal referees acting within the Disputes Tribunal Act 1988 the same protection as Justices of the Peace under the Summary Proceedings Act 1957.

EQC

        The Crown is liable to meet any deficiency in the EQC's assets in meeting the Commission's financial liabilities (section 16 of the Earthquake Commission Act 1993).

Electricity Corporation of New Zealand Limited (ECNZ)

        The ECNZ Sale and Purchase Agreement provides for compensation to ECNZ for any tax, levy, royalty imposed on ECNZ for the use of water or geothermal energy for plants in existence or under construction at the date of the Sale and Purchase Agreement. The Agreement also provides for compensation for any net costs to ECNZ arising from resumption of assets pursuant to the Treaty of Waitangi (State Enterprises) Act 1988.

        The Deed of Assumption and Release between ECNZ, Contact Energy Limited and the Crown provides that the Crown is no longer liable to ECNZ in respect of those assets transferred to Contact Energy. As a result of the split of ECNZ in 1999, Ministers have transferred the benefits of the Deed to ECNZ's successors—Meridian Energy Limited, Mighty River Power Limited and Genesis Power Limited.

        Under the Transpower New Zealand Limited (Transpower) Sale and Purchase and Debt Assumption Agreements, the Crown has indemnified ECNZ for any losses resulting from changes in tax rules applicable to transactions listed in the Agreements. Additionally, the Crown has indemnified the directors and officers of ECNZ for any liability they may incur in their personal capacities as a result of the Transpower separation process.

        Following the split of ECNZ in 1999 into three new companies, the Crown has indemnified ECNZ in relation to all ECNZ's pre-split liabilities, including:

  •
  existing debt and swap obligations

  •
  hedge contracts and obligations

  •
  any liabilities that arise out of the split itself.

Fletcher Challenge Limited (FCL)

        Under the Sale and Purchase Agreement with FCL for the sale of the Forestry Corporation of New Zealand Limited, the Crown has indemnified FCL for the costs of cleaning up environmental contamination. In respect of on-site environmental costs and losses incurred up to settlement date (27 September 1996), FCL will pay the first $30 million of any clean-up and half of the next $20 million. The Crown will pay for half of any cost over $30 million and for all costs over $50 million. The on-site indemnity runs until 1 January 2020.

        The Crown has also indemnified FCL in respect of off-site environmental costs and losses incurred up until settlement date. The off-site indemnity is unlimited as to amount and time.

Ministry of Fisheries—indemnity provided for delivery of registry services

        The Crown has indemnified Commercial Fisheries Services Limited against claims made by third parties arising from Commercial Fisheries Services undertaking registry services under contract to the Chief Executive of the Ministry of Fisheries. This indemnity, provided under the Fisheries Acts 1983 and 1996, expires on 30 September 2006 unless the contract with Commercial Fisheries Services is extended, in which case it will expire on 30 September 2009.

Housing New Zealand Corporation (HNZC)

        The Crown has indemnified the following entities in respect of the accuracy of information provided on the sale of various parcels of HNZC (formerly Housing Corporation of New Zealand) mortgages: ANZ Bank, National Bank (formerly Countrywide Bank) and Westpac Banking Corporation.

        Under the sale of mortgages to Westpac, HNZC has insured the purchaser against certain credit losses with the Crown standing behind this obligation.

        HCNZ Lender's Mortgage Insurance Indemnity: The Minister of Finance is deemed under section 24(2) of the Housing Corporation Act 1974 to have guaranteed HCNZ in respect of Homebuy first mortgages insured by HCNZ through contracted insurance agents.

        Legal proceedings have been initiated against a number of defendants, including the Crown, alleging breach of fiduciary duties in respect of the transfer of the Agreement for Sale and Purchase and mortgage agreements to HNZC under the Housing Assets Transfer Act 1993.

        In addition, the Crown has provided a warranty in respect of title to the assets transferred to HNZC (formerly Housing New Zealand) and has indemnified the company against any breach of this warranty. The Crown has indemnified the company against any third-party claims that are a result of acts or omissions prior to 1 November 1992. It has also indemnified the directors and officers of the company against any liability consequent upon the assets not complying with statutory requirements, provided it is taking steps to rectify any non-compliance.

Indemnities against acts of war and terrorism

        The Crown has indemnified Air New Zealand against claims arising from acts of war and terrorism, that cannot be met from insurance, up to a limit of US$1 billion in respect of any one claim.

Maui Partners

        The Crown has entered into confidentiality agreements with the Maui Partners in relation to the provision of gas reserves information. The deed contains an indemnity against any losses arising from a breach of the deed.

NPF

        Under the NPF Restructuring Act 1990, the Crown guarantees:

  •
  the benefits payable by all NPF schemes (section 60)

  •
  investments and interest thereon deposited with the NPF Board prior to 1 April 1991 (section 61)

  •
  payment to certain NPF defined contribution schemes where application of the 4% minimum earnings rate causes any deficiency or increased deficiencies in reserves to arise (section 72).

        A provision has been made in these financial statements in respect of the actuarially assessed deficit in the DBP (Annuitants') Scheme (refer Note 15 of the financial statements).

New Zealand Railways Corporation

        The Crown has indemnified the directors of the New Zealand Railways Corporation against any liability arising from the surrender of the licence and lease of the Auckland rail corridor.

Persons exercising investigating powers

        Section 63 of the Corporations (Investigation and Management) Act 1989 indemnifies the Securities Commission, the Registrar and Deputy Registrar of Companies, members of advising committees within the Act, every statutory manager of a corporation, and persons appointed pursuant to sections 17 to 19 of the Act, in the exercise of investigating powers, unless the power has been exercised in bad faith.

Public Trust

        The Crown is liable to meet any deficiency in the Public Trust's Common Fund (section 52 of the Public Trust Act 2001).

Purchasers of Crown operations

        The Crown has indemnified the purchasers of various Crown operations for losses owing to changes in legislation which uniquely and adversely affect those purchasers.

Reserve Bank of New Zealand (the Reserve Bank)

        Under section 146 of the Reserve Bank of New Zealand Act 1989, every statutory manager of a Registered Bank, every person appointed under section 99 or section 101 of the Act and every member of an advisory committee, shall be indemnified by the Crown in respect of any liability arising from the exercise, purported exercise or omission to exercise of any power conferred by Part V of the Act, unless that power has been exercised in bad faith.

        The Crown is required to pay the Reserve Bank any exchange losses incurred by the Reserve Bank as a result of dealing in foreign exchange under sections 17, 18 and 21(2) of the Act.

State Insurance Office Limited tax liabilities

        The Crown has granted to the purchasers of the State Insurance Office Limited and the Rural Banking and Finance Corporation Limited an indemnity for certain potential tax liabilities.

Works Civil Construction

        The Crown has provided an indemnity to the purchasers of Works Civil Construction in relation to the activities of the Ministry of Works and Development prior to 1 April 1989. In addition, an indemnity has been provided against certain costs, claims or damages in relation to the Clyde and Ohaaki power projects.

Works Consultancy Services

        The Crown has provided an indemnity to the purchasers of Works Consultancy Services in relation to the activities of the Ministry of Works and Development prior to 1 April 1989.

Other unquantifiable contingent liabilities

Environmental Liabilities

        Under common law and various statutes, the Crown may have responsibility to remedy adverse effects on the environment arising from Crown activities.

        During 2002/03 departments managing significant Crown properties undertook exercises to establish the nature and quantity of any contaminated sites. These exercises will continue into the 2003/04 year. Where appropriate, departmental systems have been implemented to identify, monitor and assess potential contaminated sites.

        In accordance with FRS 15: Provisions, Contingent Liabilities and Contingent Assets any contaminated sites for which costs can be reliably measured have been included in the Statement of Financial Position as provisions. As at 30 June 2003, the value of these provisions was $26 million.

Genesis Power Limited

        Carter Holt Harvey (CCH) commenced proceedings against Genesis Power Limited in May 2001 in connection with a co-generation agreement with ECNZ.

        Source Distribution Limited commended proceedings against Genesis Power Limited in December 2002 for alleged breach of agreement to acquire customers for Genesis.

New Zealand Post Primary Teachers' Association

        The New Zealand Post Primary Teachers' Association has filed legal proceedings against the Crown in respect of the Ministry of Education's proposed handling of the pay status of some secondary teachers who do not hold degrees within the terms of settlement of the Secondary Teachers' Collective Agreement.

Sale of Crown assets

        On the sale of Crown assets and the corporatisation of Crown assets into SOEs and Crown entities, the Crown has generally provided a warranty that the Crown was the rightful owner of the assets transferred, and that the assets were free of encumbrances.

Treaty of Waitangi claims

        Under the Treaty of Waitangi Act 1975, any Maori may lodge claims relating to land or actions counter to the principles of the Treaty with the Waitangi Tribunal. Where the Tribunal finds a claim is well founded, it may recommend to the Crown that action be taken to compensate those affected. The Tribunal can make recommendations that are binding on the Crown with respect to land which has been transferred by the Crown to an SOE or tertiary institution, or is subject to the Crown Forest Assets Act 1989.

Settlement relativity payments

        The Deeds of Settlement negotiated with Waikato-Tainui and Ngai Tahu include a relativity mechanism. The mechanism provides that, where the total redress amount for all historical Treaty settlements exceeds $1 billion in 1994 present-value terms, the Crown is liable to make payments to maintain the real value of Ngai Tahu's and Waikato-Tainui's settlements as a proportion of all Treaty settlements. The agreed relativity proportions are 17% for Waikato-Tainui and approximately 16% for

Ngai Tahu. The non-quantifiable contingent liability relates to the risk that total settlement redress, including binding recommendations from the Waitangi Tribunal, will trigger these relativity payments.

Contingent Liability Movements

        Of the contingent liabilities detailed above, the following are new this year:

  •
  Indemnification of touring exhibitions.

  •
  Mighty River Power Limited—guaranteed payment obligations.

  •
  Social Development—claim for judicial review.

  •
  Transpower New Zealand Limited.

  •
  Education—Maori University Students' Association claim—unquantified.

  •
  Genesis Power Limited—unquantified.

  •
  New Zealand Post Primary Teachers' Association—unquantified.

        The following items were resolved or expired over the year:

  •
  Accident Compensation Corporation—(ACC).

  •
  Bank of New Zealand (BNZ).

  •
  Pharmaceutical Management Agency Limited (Pharmac)—indemnity.

        The following items which were disclosed last year have been included in their respective "Other" categories as they are under the materiality threshold this year.

  •
  Police—legal claims.

  •
  Health—other contingent liabilities.

Additional Statements on
Core Crown

Core Crown Cash Flow Reconciliation to Government Stock Issues
(for the year ended 30 June 2003)

Forecast		Actual
2002 Budget	Estimated Actual	30 June 2003	30 June 2002
$m	$m	$m	$m

Reconciliation of Net Core Crown Cash Flow from Operations with Net Cash Proceeds from Domestic Bonds

This statement outlines the core Crown bonds reconciliation. Government stock balances and flows between NZDMO, the NZS Fund and the GSF are not eliminated. This presents the complete activity of the NZDMO bond programme.

		Core Crown Cash Flows from Operations
37,989	39,856	Total tax receipts	39,842	36,762
372	382	Total other sovereign receipts	399	318
1,202	1,208	Interest, profits and dividends	1,310	1,188
1,174	1,201	Sales of goods and services and other receipts	1,185	1,309
(14,122)	(14,233)	Subsidies and transfer payments	(14,071)	(14,343)
(21,457)	(22,038)	Personnel and operating costs	(21,703)	(19,160)
(2,243)	(2,167)	Finance costs	(2,106)	(2,300)
(204)	—	Forecasts for future new spending	—	—

2,711	4,209	Net Cash Flows from Operations	4,856	3,774
		Investing Flows
		Net advances
(773)	(692)	Student loans	(698)	(681)
(98)	(132)	Housing New Zealand Corporation	(107)	(472)
(325)	(147)	District health boards and RHMU	(114)	(75)
—	—	Tranz Rail New Zealand Limited	(44)	—
48	48	Contact Energy Limited	48	70
—	—	Solid Energy New Zealand Limited	—	45
(45)	(13)	Other	19	(2)

(1,193)	(936)	Total Net Advances	(896)	(1,115)

(1,425)	(1,210)	Net Purchase of Physical Assets	(1,059)	(1,220)

		Net investments
(334)	(267)	District health boards	(275)	(129)
(54)	(77)	Housing New Zealand Corporation	(69)	(42)
—	—	Air New Zealand Limited	—	(885)
—	—	New Zealand Post Limited	—	(72)
—	—	At Work Insurance Limited	—	7
(155)	(141)	Other	(140)	(102)
(1,200)	(1,200)	Net purchase of MSDs/equities for the NZS Fund	(1,200)	(600)
(220)	—	Forecast new capital spending	—	—

(1,963)	(1,685)	Net (Purchase)/Sale of Investments	(1,684)	(1,823)

(1,870)	378	Available for Debt Repayment/(Required to be Financed)	1,217	(384)
		Financing Activity
2,453	(144)	Other net (purchase)/sale of marketable securities and deposits	(1,944)	273
(364)	446	Net (repayment)/issue of other New Zealand-dollar borrowing	(417)	(136)
(140)	(692)	Net issue/(repayment) of foreign currency borrowing	1,658	(386)
(48)	455	Net outflows/(inflow) of cash	69	(383)
—	228	Issues of circulating currency	147	196

31	671	Net Cash Proceeds from/(Repayment of) Domestic Bonds	730	(820)

		Gross Cash Proceeds from Domestic Bonds
3,392	2,531	Domestic bonds (market)	2,551	3,721
—	390	Domestic bonds (non-market)	279	347

3,392	2,921	Total Gross Cash Proceeds from Domestic Bonds	2,830	4,068
(2,823)	(2,823)	Repayment of domestic bonds (market)	(2,823)	(2,594)
(600)	(769)	Repayment of domestic bonds (non-market)	(737)	(654)

(31)	(671)	Net (Repayments of)/Cash Proceeds from Domestic Bonds	(730)	820

Statement of Unappropriated Expenditure, Expenses or Liabilities
(as at 30 June 2003)

        An appropriation is a statutory authorisation by Parliament for the expenditure of public money or the incurring of expenses or liabilities. This Statement reports expenditure, expenses or liabilities spent or incurred in excess of or without appropriation by Parliament.

        Section 12(1) of the Public Finance Act 1989 authorises the Minister of Finance to approve limited amounts of expenditure, expenses or liabilities in excess of or without appropriation. Unappropriated amounts spent or incurred in terms of such an approval are shown separately in this Statement.

        Unappropriated expenditure, expenses or liabilities in excess of the limits which the Minister of Finance can approve require validating legislation.

        Amounts in this Statement are expressed in thousands of dollars, reflecting the level at which appropriations are made.

Department Vote— Appropriation	Unappropriated expenditure, expenses or liabilities approved by the Minister of Finance under section 12	Unappropriated expenditure, expenses or liabilities requiring validating legislation	Amount appropriated
	($000)	($000)	($000)
Agriculture and Forestry
Biosecurity—Agriculture and Forestry—
Outputs Supplied by the Department
Border inspection	993	—	40,050
Food Safety—
Outputs Supplied by the Department
Response to food safety emergencies	495	—	112
Department of Conservation
Conservation—
Outputs Supplied by the Department
Management of natural heritage	1,031	—	109,184
Outputs Supplied by the Department
Management of recreational opportunities	1,570	—	103,103
Department for Courts
Courts—
Other Expenses Incurred by the Department
Asset Write-off	1,184	—	—
Other Expenses to be Incurred by the Crown
Abortion Supervisory Committee—certifying consultants' fees	28	—	3,500
Other Expenses to be Incurred by the Crown
Costs in criminal cases	35	—	150
Other Expenses to be Incurred by the Crown
Offenders and civil legal aid	25	—	100

Crown Law Office
Attorney-General—
Outputs Supplied by the Department
Legal advice and representation	128	—	15,190
Outputs Supplied by the Department
Supervision and conduct of Crown prosecutions	310	41	25,933
Outputs Supplied by the Department
Conduct of criminal appeals	—	80	1,490

Statement of Unappropriated Expenditure, Expenses or Liabilities (continued)
(as at 30 June 2003)

Department Vote— Appropriation	Unappropriated expenditure, expenses or liabilities approved by the Minister of Finance under section 12	Unappropriated expenditure, expenses or liabilities requiring validating legislation	Amount appropriated
	($000)	($000)	($000)
Ministry of Economic Development
Economic, Industry and Regional Development —
Outputs Supplied by the Crown
Coordination and facilitation of sector strategies	97	—	13,048
Outputs Supplied by the Crown
Delivery of business success and outreach programmes	127	—	8,248
Energy—
Outputs Supplied by the Crown
Blenheim wells(1)	243	110	840
Ministry of Education
Education—
Other Expenses to be Incurred by the Crown
Integrated schools property	1,056	—	27,700
Other Expenses to be Incurred by the Crown
Tertiary education and training	33,504	—	1,717,669
Capital Contributions to Other Persons or Organisations
Wanganui tertiary education	1,894	—	3,825
Ministry of Health
Biosecurity—Health—
Outputs Supplied by the Department
Policy advice	46	—	339
Department of Labour
Accident Insurance—
Outputs Supplied by the Crown
Case management and supporting services	1,694	—	49,138
Benefits and Other Unrequited Expenses
Other compensation	5,429	18,368	77,254

New Zealand Defence Force
Defence Force—
Outputs Supplied by the Department
Naval combat forces(2)	1,866	—	519,104
Outputs Supplied by the Department
Hydrographic data collection and processing for LINZ and third parties(3)	88	—	7,779
Outputs Supplied by the Department
Land combat forces(4)	918	—	225,930

(1)
Includes $40,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2003 (SR 2003/138).

(2)
Excludes $1,832,000 transferred out of this Output Class by the Public Finance (Transfers between Outputs) Order 2003 (SR 2003/138).

(3)
Excludes $131,000 transferred out of this Output Class by the Public Finance (Transfers between Outputs) Order 2003 (SR 2003/138).

(4)
Excludes $3,867,000 transferred out of this Output Class by the Public Finance (Transfers between Outputs) Order 2003 (SR 2003/138).

Department Vote—Appropriation	Unappropriated expenses or liabilities approved by the Minister of Finance under section 12	Unappropriated expenses or liabilities requiring validating legislation	Amount appropriated
	($000)	($000)	($000)
New Zealand Defence Force—continued
Defence Force—continued
Outputs Supplied by the Department
Land combat support forces(5)	504	—	148,395
Outputs Supplied by the Department
Land combat service support forces(6)	496	—	120,735
Outputs Supplied by the Department
Specialised forces(7)	41	—	36,759
Other Expenses Incurred by the Department
Write-off of revaluation reserve for specialist military equipment	—	23,414	—
The Police
Police—
Outputs Supplied by the Department
Policing support to the community through partnerships, education, crime prevention and youth programmes(8)	519	—	60,716
Outputs Supplied by the Department
Case management(9)	433	—	259,892
Outputs Supplied by the Department
Case resolution(10)	218	—	24,791
Outputs Supplied by the Department
Enforcement of court orders(11)	117	—	4,865
Outputs Supplied by the Department
Custodial and escort services(12)	357	—	24,127
Outputs Supplied by the Department
Vetting and firearms licensing(13)	210	—	9,131
Outputs Supplied by the Department
Lost and found property	106	—	3,723
(5)
Includes $1,260,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2003 (SR 2003/138).

(6)
Excludes $2,326,000 transferred out of this Output Class by the Public Finance (Transfers between Outputs) Order 2003 (SR 2003/138).

(7)
Includes $343,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2003 (SR 2003/138).

(8)
Excludes $1,106,000 transferred out of this Output Class by the Public Finance (Transfers between Outputs) Order 2003 (SR 2003/138).

(9)
Includes $1,290,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2003 (SR 2003/138).

(10)
Includes $277,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2003 (SR 2003/138).

(11)
Includes $144,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2003 (SR 2003/138).

(12)
Includes $145,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2003 (SR 2003/138).

(13)
Includes $78,000 transferred into this Output Class by the Public Finance (Transfers between Outputs) Order 2003 (SR 2003/138).

Department—Vote Appropriation	Unappropriated expenses or liabilities approved by the Minister of Finance under section 12	Unappropriated expenses or liabilities requiring validating legislation	Amount appropriated
	($000)	($000)	($000)
Ministry of Social Development
Social Development—
Benefits and Other Unrequited Expenses
Assistance for people requiring care	22	—	4,949
Benefits and Other Unrequited Expenses
Child Disability Allowance	74	—	47,919
Benefits and Other Unrequited Expenses
Disability Allowance	370	—	240,335
Benefits and Other Unrequited Expenses
Disability Allowance telephone support	5	—	10,109
Benefits and Other Unrequited Expenses
Domestic Purposes Benefit	974	—	1,518,812
Benefits and Other Unrequited Expenses
Independent Youth Benefit	539	—	25,383
Benefits and Other Unrequited Expenses
New Zealand Superannuation	693	—	5,641,718
Benefits and Other Unrequited Expenses
Orphan's/Unsupported Child's Benefit	1	—	46,297
Benefits and Other Unrequited Expenses
Sickness Benefit	151	—	420,467
Benefits and Other Unrequited Expenses
Tenure Protection Allowance	1	—	296
Benefits and Other Unrequited Expenses
Transitional Retirement Benefit	759	—	46,338
Benefits and Other Unrequited Expenses
Widow's Benefit	127	—	93,361
Capital Contributions to Other Persons or Organisations
Recoverable assistance	213	—	99,715
Capital Contributions to Other Persons or Organisations
Student loans	104	—	951,840
Ministry of Social Development
Veterans' Affairs—
Benefits and Other Unrequited Expenses
Medical treatment	67	—	10,501
Benefits and Other Unrequited Expenses
Veterans' Pension	77	—	100,410
Benefits and Other Unrequited Expenses
War Disability Pensions	28	—	98,102
State Services Commission
State Services—
Outputs Supplied by the Department
Policy advice—ownership analysis and advice	237	—	5,537
The Treasury
Finance—
Capital Contributions to Other Persons or Organisations
Tranz Rail Limited	11,000	33,000	—

	71,204	75,013	13,004,909

Statement of Emergency Expenditure, Expenses or Liabilities
(for the year ended 30 June 2003)

        Under section 13 of the Public Finance Act 1989, if a state of national emergency is declared under the Civil Defence Act 1983 or if the Government declares an emergency because of any situation that affects the public health or safety of New Zealand, the Minister of Finance may approve expenditure of public money or incurrence of expenses or liabilities to meet such emergency or disaster whether or not an appropriation by Parliament is available for the purpose. Once expenditure, expenses or liabilities have been incurred, the amounts that have not been appropriated must be disclosed in the annual financial statements of the Crown for the financial year and sanctioned by Parliament in an Appropriation Act.

        During the year, no such emergency expenditure, expenses or liabilities were incurred.

Statement of Trust Money
(as at 30 June 2003)

Department Trust Account	As at 30 June 2002	Contributions	Distributions	Revenue	Expenses	As at 30 June 2003
	($000)	($000)	($000)	($000)	($000)	($000)
Agriculture and Forestry
Meat Board Levies Trust	62	64,646	(64,716)	8	—	—
Audit
South Pacific Association of Supreme Audit Institutions Trust	19	—	—	—	—	19
Child, Youth and Family Services
Children and Young Persons and Their Families Agency Trust	325	—	—	12		337
Conservation
Bonds/Deposits Trust	903	131	(115)	40	—	959
Conservation Project Trust	646	1,191	(741)	30	(2)	1,124
National Parks Trust	55	48	(61)	2	—	44
Walkways Trust	5	—	—	—	—	5
Wildlife and Reserves Trusts	2,445	—	(150)	196	(1,829)	662
Corrections
Prisons Trust	353	—	—	7,271	(7,229)	395
Courts
Courts Trust	9,559	27,964	(27,749)	—	—	9,774
Fines Trust	26,130	148,033	(162,436)	—	—	11,727
Maori Land Court Trust	48	2	(8)	1	—	43
Foreign Currency Trust	215	926	(1,137)	1	—	5
Crown Law Office
Legal Claims Trust	5	—	—	1,319	(1,291)	33
Culture and Heritage
Australian Trust for Oral History Archives Trust	1,406	—	(74)	82	—	1,414
Dictionary of New Zealand Biography Trust	473	—	—	38	(97)	414
New Zealand Encyclopaedia Trust	1	—	—	—	—	1
New Zealand Historical Atlas Trust	30	—	—	7	(3)	34
New Zealand History Research Trust	1,476	—	(85)	104	—	1,495
Customs
Alcohol Liquor Advisory Council Trust	504	6,779	(6,761)	12	—	534
Customs Regional Deposit/Bonds Trust	3,869	5,973	(5,737)	117	(40)	4,182
Heavy Engineering Research Association Trust	58	631	(633)	—	—	56
Maritime Safety Authority Trust	10	14,241	(14,253)	12	—	10
Economic Development
Coal and Minerals Deposits Trust	333	11	(44)	4	—	304
Official Assignee's Office Trust	10,107	10,244	(7,737)	520	(3,887)	9,247
Patent Co-operation Treaty Fees Trust	43	933	(890)	59	(61)	84
Petroleum Deposits Trust	150	1,002	(46)	28	—	1,134
Proceeds of Crime Trust	3,100	5,334	(6,557)	102	(526)	1,453
Radio Frequencies Tender Trust	100	2,108	(2,099)	12	—	121
Education
Code of Practice for Providers who Enrol International Students Trust	16	—	—	1,545	(677)	884
Conferences Trust	—	—	—	97	(25)	72
Scholarship for Agricultural and Engineering Students from the Opotiki District Trust	13	—	—	—	—	13

Subtotal (carried forward)	62,459	290,197	(302,029)	11,619	(15,667)	46,579

Statement of Trust Money
(as at 30 June 2003)

Department Trust Account	As at 30 June 2002	Contributions	Distributions	Revenue	Expenses	As at 30 June 2003
	($000)	($000)	($000)	($000)	($000)	($000)
Subtotal (brought forward)	62,459	290,197	(302,029)	11,619	(15,667)	46,579

Fisheries
MAF Overfishing Account Trust	6,782	10,388	(11,261)	412	—	6,321
MAFFish Forfeit Property Trust	1,943	790	(1,065)	168	(1)	1,835
Foreign Affairs and Trade
Cape Roberts Project Trust	25	—	(25)	1	—	1
New Zealand/France Friendship Trust	38	102	(125)	2	(4)	13
Health
Health Benefits Offices Trust	—	3,291	(2,061,722)	2,059,685	—	1,254
Housing
Housing Tenancy Bonds Trust	129,468	91,255	(73,369)	—	—	147,354
Inland Revenue
Child Support Agency Trust Account	3,195	110,956	(109,543)	—	—	4,608
Reciprocal Child Support Agreement Trust	34	1,965	(1,961)	—	—	38
Internal Affairs
New Zealand 1990 Scholarship Trust	381	—	(20)	25	—	386
Problem Gambling Trust	—	7,189	(7,211)	22	—	—
Vogel House Trust	—	3	(2)	—	—	1
Justice
Chief Electoral Trust	191	—	—	—	(191)	—
Youth Justice Trust	2	—	—	—	(2)	—
Labour
Employment Court Trust	155	333	(220)	—	—	268
Industrial Relations Service Trust	16	255	(252)	—	—	19
New Zealand Immigration Service Trust	3,003	5,467	(3,936)	110	(10)	4,634
Land Information New Zealand
Crown Forestry Licences Trust	20,703	29,322	(29,559)	1,057	—	21,523
Deposits Trust	563	331	(264)	—	—	630
Endowment Rentals Trust	—	—	(109)	121	(6)	6
Hunter Gift for the Settlement of Discharged Soldiers Trust	47	—	—	1	—	48
New Zealand Defence Force
New Zealand Defence Force Trust	—	—	—	13,143	(13,143)	—
Police
Bequests, Donations and Appeals Trust	87	17	(23)	—	—	81
Found Money Trust	29	54	(15)	—	—	68
Money in Custody Trust	584	1,262	(362)	—	—	1,484
Reparation Trust	23	40	(49)	—	—	14
Social Development
Australian Dollar Reciprocal Trust	—	1,092	(996)	—	—	96
Maintenance Trust	106	2,032	(1,946)	—	—	192
United Kingdom Reciprocal Pension Trust	38	—	—	—	—	38
Treasury
Trustee Act 1956 Trust	1,330	196	(27)	82	(647)	934

Total	231,202	556,537	(2,606,091)	2,086,448	(29,671)	238,425

Supplementary Information

Crown Reporting Entity as at 30 June 2003

        These financial statements are for the Crown reporting entity as specified in Part III of the Public Finance Act 1989. This comprises Ministers of the Crown and the following entities:

Departments	State-owned enterprises
Agriculture and Forestry
Archives New Zealand
Child, Youth and Family Services
Conservation
Corrections
Courts
Crown Law
Culture and Heritage
Customs
Defence
Economic Development
Education
Education Review Office
Environment
Fisheries
Foreign Affairs and Trade
Government Communications Security Bureau
Health
Housing
Inland Revenue
Internal Affairs
Justice
Labour
Land Information New Zealand
Maori Development
National Library
New Zealand Defence Force
Office of the Clerk
Pacific Island Affairs
Parliamentary Counsel Office
Parliamentary Service
Police
Prime Minister and Cabinet
Research, Science and Technology
Security Intelligence Service
Serious Fraud Office
Social Development
State Services Commission
Statistics
Transport
Treasury
Women's Affairs
Youth Affairs	Agriquality New Zealand Limited
Airways Corporation of New Zealand Limited
Asure New Zealand Limited
Electricity Corporation of New Zealand Limited
Genesis Power Limited
Landcorp Farming Limited
Meridian Energy Limited
Meteorological Service of New Zealand Limited
Mighty River Power Limited
New Zealand Post Limited
New Zealand Railways Corporation
Solid Energy New Zealand Limited
Television New Zealand Limited
Terralink New Zealand Limited (in liquidation)
Timberlands West Coast Limited
Transpower New Zealand Limited

Air New Zealand Limited (included for disclosure purposes as if it were a SOE)

Crown Entities
Accident Compensation Corporation
Accounting Standards Review Board
Agriculture and Marketing Research and Development Trust
Alcohol Advisory Council of New Zealand
Animal Control Products Limited
Arts Council of New Zealand Toi Aotearoa
Asia 2000 Foundation of New Zealand
Broadcasting Commission
Broadcasting Standards Authority
Building Industry Authority
Careers Services
Casino Control Authority
Civil Aviation Authority of New Zealand
Commerce Commission
Commissioner for Children
Crown research institutes (9)
District health boards (21)
Early Childhood Development Board
Earthquake Commission
Electoral Commission
Energy Efficiency and Conservation Authority
Environmental Risk Management Authority
Fish and game councils (12)
Foundation for Research, Science and Technology
Government Superannuation Fund Authority
Health and Disability Commissioner
Health Research Council of New Zealand
Health Sponsorship Council
Housing New Zealand Corporation
Human Rights Commission
Industry New Zealand
Land Transport Safety Authority of New Zealand
Law Commission
Learning Media Limited
Legal Services Agency
Management Development Centre Trust
Maritime Safety Authority of New Zealand
Mental Health Commission
Museum of New Zealand Te Papa Tongarewa
New Zealand Antarctic Institute
New Zealand Artificial Limb Board
New Zealand Blood Service
New Zealand Business Development Board	New Zealand Film Commission
New Zealand Fire Service Commission
New Zealand Fish and Game Council
New Zealand Game Bird Habitat Trust Board
New Zealand Government Property Corporation
New Zealand Lotteries Commission
New Zealand Lottery Grants Board
New Zealand Qualifications Authority
New Zealand Sports Drug Agency
New Zealand Symphony Orchestra Limited
New Zealand Teacher's Council
New Zealand Tourism Board
New Zealand Trade Development Board
New Zealand Venture Investment Fund Limited
Ngai Tahu Ancillary Claims Trust
Office of Film and Literature Classification
Pacific Business Trust
Pharmaceutical Management Agency
Police Complaints Authority
Privacy Commissioner
Public Trust
Quotable Value New Zealand Limited
Radio New Zealand Limited
Reserve boards (33)
Residual Health Management Unit
Retirement Commissioner
Road Safety Trust
School boards of trustees (2,599)
Securities Commission
Skill New Zealand (Education and Training Support Agency)—disestablished 30 September 2002
Sport and Recreation New Zealand
Standards Council
Takeovers Panel
Te Reo Whakapuaki Irirangi (Te Mangai Paho)
Te Taura Whiri I Te Reo Maori (Maori Language Commission)
Tertiary education institutions (35)
Testing Laboratory Registration Council
The Guardians of New Zealand Superannuation
Transfund New Zealand
Transit New Zealand
Transport Accident Investigation Commission
Trustees of the National Library

Reserve Bank of New Zealand	Government Superannuation Fund

Information on Property, Plant and Equipment

        This section provides supplementary information on certain assets that are contained in the Statement of Financial Position.

State Highway Network

        The map shows the state highway network that has a total length of 10,790 kilometres. Of this, 5,889 kilometres are in the North Island and the remaining 4,901 kilometres in the South Island.

        The Crown recognises 100% (by value) of the network in the Statement of Financial Position.

REFERENCE
Forest parks
National Parks
Stewardship
AUCKLAND
WELLINGTON
CHRISTCHURCH
DUNEDIN

National Parks, Forest Parks and Conservation Areas

        The map shows the area covered by national parks, forest parks, conservation areas and reserves. The areas of each are:

Hectares
National parks	1,813,587
Forest parks	1,141,346
Conservation areas	2,150,027
Reserves	1,883,379

Total Area	6,988,339

        Fiordland National Park covers 1,054,446 hectares (15% of the total area).

National Archives

        The National Archives contains historically important archives, both textual and non-textual (including maps and plans, photographic prints and negatives and artworks). The collections held in Auckland, Wellington, Christchurch and Dunedin were completely revalued in December 2000.

        Items of exceptional value held by Archives include the Declaration of Independence of the Northern Chiefs (1835), the Treaty of Waitangi (1840), the Letters Patent constituting New Zealand as a separate colony (1840), the proclamation of the Constitution Act (1853), and the Women's Suffrage Petition (1893).

National Library Collections

        The National Library's Heritage Collections are mainly in the Alexander Turnbull Library and provide a documentary record of New Zealand's economic, social and cultural history. The collections, containing both published and unpublished material, include books, newspapers, manuscripts and archives, drawings and prints, scores and sound recordings and cartographic and photographic items.

        The General and Schools Collections provide a knowledge base for reference and lending. The major collections are lending and reference, microform, schools and serials.

Specialist Military Equipment

        The major items of specialist military equipment included in the Statement of Financial Position are:

  •
  two ANZAC class frigates, including electronic sensors for surface and air surveillance

  •
  one Leander-class frigate, including electronic sensors for surface and air surveillance

  •
  a fleet tanker

  •
  other ships, including a hydrographic/oceanographic surveying ship, a diving tender and five inshore patrol crafts

  •
  six P3K Orion aircraft, equipped with sensors for conducting maritime air operations

  •
  a fixed wing transport force consisting of five C130 Hercules and two Boeing 757s

  •
  other aircraft, 14 Iroquois helicopters, five Sioux helicopters, and five Seasprite helicopters

  •
  24 light gun howitzers

  •
  12 Matra Mistral firing stations with Very Low Level Air Defence (VLLAD) capability.

        There are major items of specialist military equipment held by the Crown, which are included in the Statement of Financial Position at zero value as they have been devalued. These include:

  •
  the air combat force, comprising the fleet of A4 Skyhawk and Air Macchi MB339 aircraft including all associated rotables, inventory and munitions

  •
  two Boeing 727s

  •
  one Leander-class frigate (HMNZS Wellington)

  •
  77 armoured personnel carrier (APC) variants.

Information on State-Owned Enterprises and Crown Entities

Accounting Policies

        The Crown's financial interest in SOEs and Crown entities is reported in accordance with the Crown's accounting policies. Adjustments have been made to restate the financial position and financial performance of certain entities, as reported in their own financial statements, to a basis consistent with the Crown's accounting policies.

        The Crown has line-by-line combined all SOEs and Crown entities (except TEIs).

        The Crown has equity accounted 100% of the net assets of TEIs on the basis that, in the event of disestablishment of a TEI (which is subject to a resolution of the House), 100% of the net assets revert to the Crown in the absence of a decision to transfer the assets to a new or existing institution and, in the meantime, the Crown enjoys the benefits of the provision of a higher education to the public of New Zealand. Refer Note 13 for an explanation as to why TEIs are equity accounted.

Minority Interests

        The ownership interest in Air New Zealand Limited is 82%. The interest in Air New Zealand Limited is included within the total SOE information.

Balance Dates

        Except for those entities listed below, all SOEs and significant Crown entities have a balance date of 30 June, and the information reported in these financial statements is for the period ended 30 June 2003:

	Balance date	Information reported to
SOEs
Asure New Zealand Limited	30 September	30 June 2003
Timberlands West Coast Limited	31 March	31 March 2003
Crown entities:
School boards of trustees	31 December	31 December 2002
TEIs	31 December	30 June 2003

	30 June 2003			30 June 2002
	Total revenue	Attributable surplus/ (deficit)	Distributions to Crown	Attributable surplus/ (deficit)	Distributions to Crown
	$m	$m	$m	$m	$m
SOEs
Agriquality New Zealand Limited	85	2	—	3	(2)
Airways Corporation of New Zealand Limited	115	8	(6)	7	(8)
Asure New Zealand Limited	41	1	—	1	—
At Work Insurance Limited	—	—	—	2	—
Electricity Corporation of New Zealand Limited	17	12	(5)	(3)	(10)
Genesis Power Limited	1,386	62	(20)	48	(24)
Landcorp Farming Limited	117	34	(20)	38	(12)
Meridian Energy Limited	1,367	111	(77)	76	(173)
Meteorological Service of New Zealand Limited	24	3	(3)	3	(3)
Mighty River Power Limited	646	116	(12)	47	—
New Zealand Post Limited	1,005	27	(15)	22	(10)
New Zealand Railways Corporation	7	4	—	(1)	—
Solid Energy New Zealand Limited	297	56	—	39	—
Television New Zealand Limited	492	22	(3)	22	(9)
Timberlands West Coast Limited	24	3	(1)	3	—
Transpower New Zealand Limited	537	23	(34)	147	(83)

Total State-owned Enterprises	6,160	484	(196)	454	(334)
Air New Zealand Limited(1)	3,632	(56)	—	46	—

Total SOEs and Air New Zealand Limited	9,792	428	(196)	500	(334)
Intra-segmental eliminations	(303)	—	—	—	—
Total per statement of segments	9,489	428	(196)	500	(334)
Crown Entities
Accident Compensation Corporation	2,954	(615)	—	243	—
Crown research institutes	525	9	(2)	15	(41)
District health boards (including the Residual Health Management Unit)	5,773	(189)	—	(305)	—
Earthquake Commission	327	121	—	129	—
Housing New Zealand Corporation	591	26	(4)	47	(9)
Museum of New Zealand Te Papa Tongarewa	38	(11)	—	(14)	—
New Zealand Fire Service Commission	239	10	—	—	—
Public Trust	69	—	—	(9)	—
School boards of trustees	3,558	47	—	38	—
Tertiary education institutions	—	151	—	61	—
Transit New Zealand	577	166	—	1	—
Other	4,452	162	(12)	132	(17)

Total Crown Entities	19,103	(123)	(18)	338	(67)
Intra-segmental eliminations	(1,243)	—	—	—	—
Total per statement of segments	17,860	(123)	(18)	338	(67)

Total Financial Interest in SOEs, Crown Entities and Air New Zealand Limited	27,349	305	(214)	838	(401)

(1)
As outlined on page 81 of the 2002 Crown financial statements, on acquisition of Air New Zealand Limited, aircraft assets were recorded at fair value. Crown accounting policy is to revalue the aircraft assets annually, whereas the treatment adopted in Air New Zealand Limited's financial statements is to record aircraft values at the lower of carrying value or recoverable amount, the latter being defined as the higher of market value or value-in-use. Ongoing revaluation movements will impact on the result as presented under Crown accounting policies which is largely the reason the result included in the Crown financial statements differs from that published in the financial statements of Air New Zealand Limited.

	Property, plant and equipment	Total assets	Total borrowings	Total liabilities	Equity at 30 June 2003	Equity at 30 June 2002
	$m	$m	$m	$m	$m	$m
SOEs
Agriquality New Zealand Limited	12	25	—	6	19	16
Airways Corporation of New Zealand Limited	97	119	51	75	44	42
Asure New Zealand Limited	1	16	—	9	7	6
At Work Insurance Limited	—	—	—	—	—	2
Electricity Corporation of New Zealand Limited	—	113	93	98	15	9
Genesis Power Limited	702	1,217	87	280	937	891
Landcorp Farming Limited	530	719	109	125	594	581
Meridian Energy Limited	2,718	3,409	1,376	1,688	1,721	1,682
Meteorological Service of New Zealand Limited	9	12	1	4	8	9
Mighty River Power Limited	1,375	1,507	471	646	861	760
New Zealand Post Limited	316	1,373	815	1,053	320	305
New Zealand Railways Corporation	—	14	—	3	11	6
Solid Energy New Zealand Limited	97	195	—	58	137	82
Television New Zealand Limited	248	516	63	141	375	356
Timberlands West Coast Limited	67	77	4	7	70	74
Transpower New Zealand Limited	2,137	2,232	1,145	1,231	1,001	1,013

Total State-owned Enterprises	8,309	11,544	4,215	5,424	6,120	5,834
Air New Zealand Limited	1,655	3,062	1,075	2,648	414	482

Total SOEs and Air New Zealand Limited	9,964	14,606	5,290	8,072	6,534	6,316
Minority Interest	—	—	—	—	94	106
Intra-segmental eliminations	—	(118)	(93)	(212)	—	—
Total per statement of segments	9,964	14,488	5,197	7,860	6,628	6,422
Crown Entities
Accident Compensation Corporation	88	5,946	—	10,199	(4,253)	(3,636)
Crown research institutes	296	419	29	120	299	291
District health boards (including the Residual Health Management Unit)	2,841	3,516	1,149	2,156	1,360	788
Earthquake Commission	7	4,143	—	55	4,088	3,969
Housing New Zealand Corporation	7,530	7,674	1,543	1,683	5,991	5,437
Museum of New Zealand Te Papa Tongarewa	844	866	—	7	859	834
New Zealand Fire Service Commission	287	301	—	59	242	185
Public Trust	8	553	506	514	39	39
School boards of trustees	843	1,641	44	610	1,031	857
Tertiary education institutions	—	4,212	—	—	4,212	2,244
Transit New Zealand	12,560	12,603	—	99	12,504	7
Other	121	1,056	2	602	454	486

Total Crown Entities	25,425	42,930	3,273	16,104	26,826	11,501
Intra-segmental eliminations	(172)	(184)	(106)	(184)	—	—
Total per statement of segments	25,253	42,746	3,167	15,920	26,826	11,501

Total Financial Interest in SOEs, Crown Entities and Air New Zealand Limited	35,217	57,234	8,364	23,780	33,454	17,923

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